Exhibit 10.3

FORM OF

SEPARATION AGREEMENT

by and between

AMERICAN INTERNATIONAL GROUP, INC.

and

COREBRIDGE FINANCIAL, INC.

Dated as of [●], 2022

TABLE OF CONTENTS

i

Annexes

Annex A - Form of Common Interest Agreement

Annex B-1 - Data Protection Addendum 1

Annex B-2 - Data Protection Addendum 2

separation AGREEMENT

This SEPARATION AGREEMENT, dated as of [●], 2022 (this “Agreement”), is by and between American International Group, Inc., a Delaware corporation (“AIG”), and Corebridge Financial, Inc., a Delaware corporation (“Corebridge”) (each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, AIG owns 90.1% of the issued and outstanding Common Stock (as defined herein) of Corebridge immediately prior to the date hereof;

WHEREAS, the board of directors of AIG (the “AIG Board”) has determined that it is in the best interests of AIG and its stockholders, to separate the Corebridge Business from the other businesses conducted by AIG (the “Separation”) and complete an initial public offering (“IPO”) of Common Stock (as defined below) pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended;

WHEREAS, immediately following Completion of the IPO (as defined herein), AIG will continue to own a majority of the outstanding Common Stock;

WHEREAS, in connection with the IPO, the AIG Board has determined that it is in the best interests of AIG and its stockholders, and the board of directors of Corebridge (the “Corebridge Board”) has determined that it is in the best interests of Corebridge and its stockholders, for AIG and Corebridge to enter into the Ancillary Agreements (as defined herein) as set forth in Section 2.11 of this Agreement;

WHEREAS, each of AIG and Corebridge has determined that it is necessary and desirable, on or prior to the Separation Time (as defined herein), to allocate and transfer to the applicable Group (as defined below) certain Assets, and to allocate and assign to the applicable Group responsibility for certain Liabilities, in respect of the activities of the Corebridge Business (as defined herein) and the AIG Businesses (as defined herein), in each case, to the extent such Assets are not already held by or are not already Liabilities of the relevant Group; and

WHEREAS, the Parties hereto wish to set forth certain agreements that will govern certain matters between them following the Completion of the IPO.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article II
DEFINITIONS

Section 1.1      Definitions. In this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. It is expressly agreed that, prior to, at and after the Separation Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Corebridge Group shall be deemed to be an Affiliate of any member of the AIG Group and (b) no member of the AIG Group shall be deemed to be an Affiliate of any member of the Corebridge Group

“Agreement” and “hereof” and “herein” means this Separation Agreement, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“AIG” has the meaning set forth in the preamble to this Agreement.

“AIG Accounts” has the meaning set forth in Section 2.10(a).

“AIG Assets” has the meaning set forth in Section 2.2(b).

“AIG Auditor” means the independent certified public accountants responsible for conducting the audit of AIG’s annual financial statements.

“AIG Board” has the meaning set forth in the preamble to this Agreement.

“AIG Business” means all businesses, operations and activities conducted at any time prior to the Separation Time by either Party or any member of its Group, other than the Corebridge Business.

“AIG Director” means a Director specified on Schedule 1.1(a) as an AIG Director, designated by AIG pursuant to its designation rights set forth in Section 4.1(e) hereof or otherwise designated in writing by AIG to the Corebridge Board to act in such capacity, and “AIG Directors” has a correlative meaning. Any AIG Director may, at the discretion of AIG, be an Independent Director.

“AIG Executive Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer or General Counsel of AIG.

“AIG Group” means AIG and each Person that is a Subsidiary of AIG, other than Corebridge and any other member of the Corebridge Group.

“AIG Information Technology” means all Information Technology, other than Corebridge Information Technology, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“AIG Intellectual Property Rights” means all Intellectual Property Rights, other than Corebridge Intellectual Property Rights, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“AIG Liabilities” has the meaning set forth in Section 2.3(b).

“AIG Marks” means all Trademarks, other than the Corebridge Marks, owned by either Party or any member of its Group as of immediately prior to the Separation Time.

“AIG Trademark License Agreement” means the AIG Trademark License Agreement to be entered into by and between AIG and Corebridge in connection with the Separation, the IPO, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Ancillary Agreements” means all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no third party is a party) in connection with the Separation, the IPO or the other transactions contemplated by this Agreement, including the Collateralization Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Intellectual Property Assignment Agreement, the AIG Trademark License Agreement, the Grantback License Agreement, the Employee Matters Agreement, the Registration Rights Agreement and the Transfer Documents.

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and includes the Exchange Act, the Securities Act, the General Corporation Law of the State of Delaware, the rules of the SEC, insurance company laws and all related regulations, guidelines and instructions and the rules of the NYSE and any other exchange or quotation system on which the securities of a Party are listed or traded from time to time.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Bankruptcy Laws” means Title 11 of the United States Code, as amended, and other Federal, State or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors, including provisions of Federal, state and foreign laws and regulation principally dealing with the rehabilitation or liquidation of regulated insurance entities.

“Blackstone Agreement” means the Stockholders Agreement by and among Corebridge Financial, Inc., American International Group, Inc. and Argon Holdco LLC, dated as of November 2, 2021.

“Blackstone Director” means the “Stockholder Designee,” as such term is defined in the Blackstone Agreement.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized by Applicable Law to be closed.

“Capital Stock” means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) the equity capital of a Person or a security convertible (whether or not such conversion is contingent or conditional) into the equity capital of a Person.

“Cause” means (a) the willful failure of an employee to perform substantially his or her duties as an employee of Corebridge or any of its Affiliates after reasonable notice to the employee of such failure; (b) the employee’s willful misconduct that is materially injurious to Corebridge or any of its Affiliates; (c) the employee’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (other than a felony involving “limited vicarious liability”); or (d) the willful breach of any written covenant or agreement with Corebridge or any of its Affiliates not to disclose any information pertaining to Corebridge or any of its Affiliates or not to compete or interfere with Corebridge or any of its Affiliates. “Limited vicarious liability” shall mean any liability which is (i) based on acts of Corebridge for which the employee is responsible solely as a result of his or her office(s) with Corebridge and (ii) provided that (x) he or she was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he or she did not have a reasonable basis to believe that a law was being violated by such acts. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that this action or omission was in the best interests of Corebridge.

“CEO” means the Chief Executive Officer of Corebridge from time to time (or the equivalent successor position), as appointed by the Corebridge Board.

“CFO” means the Chief Financial Officer of Corebridge from time to time (or the equivalent successor position), as appointed by the Corebridge Board.

“Collateralization Agreement” means the agreement to be entered into by and between AIG and Corebridge or any members of their respective Groups in connection with the collateralization of AIG’s guarantee of certain indebtedness of AIG Life Holdings, Inc.

“Common Interest Agreement” means has the meaning set forth in Section 6.8(c).

“Common Stock” means the common stock, par value $0.01 per share, of Corebridge.

“Completion of the IPO” means the occurrence of the settlement of the first sale of Common Stock pursuant to the IPO Registration Statement.

“Corebridge” has the meaning set forth in the Preamble.

“Corebridge Accounts” has the meaning set forth in Section 2.10(a).

“Corebridge Assets” has the meaning set forth in Section 2.2(a).

“Corebridge Balance Sheet” means the pro forma condensed balance sheet of the Corebridge Business, including any notes thereto, as of [●], 2022, as presented in the IPO Registration Statement.

“Corebridge Board” has the meaning set forth in the preamble to this Agreement.

“Corebridge Books and Records” means all books and records used in or necessary, as of the Separation Time, for the general financial and administrative operation of the Corebridge Business, including financial, employee and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto; provided, that Corebridge Books and Records shall not include (a) Corebridge Product and Customer Records, and (b) material that AIG is not permitted by Applicable Law or agreement to disclose or transfer to Corebridge.

“Corebridge Business” means the life and retirement business, operations and activities, and primarily related investment management business, operations and activities, conducted immediately prior to the Separation Time by either Party or any member of its Group, as reflected on the Corebridge Balance Sheet and described in the IPO Registration Statement, it being agreed that the Corebridge Business shall include the business, operations and activities set forth on Schedule 1.1(b), but exclude the business, operations and activities set forth on Schedule 1.1(c).

“Corebridge Capital Stock” means all classes or series of Capital Stock of Corebridge, including the Common Stock, and all options, warrants and other rights to acquire such Capital Stock.

“Corebridge Contracts” means the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that Corebridge Contracts shall not include any contract or agreement that shall be retained by AIG or any member of the AIG Group from and after the Separation Time pursuant to any provision of this Agreement or any Ancillary Agreement (other than, with respect to any such contract or agreement (x) pursuant to which the Corebridge Business is providing or receiving products or services as of the date hereof and (y) that is subject to (1) services provided pursuant to the Transition Services Agreement and/or (2) Section 2.9 of this Agreement, that portion of such contract or agreement that primarily relates to the Corebridge Business):

(a)       (i) any customer contract or agreement entered into prior to the Separation Time exclusively related to the Corebridge Business, including the contracts and agreements set forth on Schedule 1.1(d), and (ii) with respect to any customer contract or agreement entered into prior to the Separation Time that relates to the Corebridge Business but is not exclusively related to the Corebridge Business, that portion of any such contract or agreement that primarily relates to the Corebridge Business;

(b)      (i) any supply or vendor contract or agreement entered into prior to the Separation Time exclusively related to the Corebridge Business, including the contracts and agreements set forth on Schedule 1.1(e), and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Separation Time that relates to the Corebridge Business but is not exclusively related to the Corebridge Business, that portion of any such contract or agreement that primarily relates to the Corebridge Business;

(c)      any contract or agreement entered into prior to the Separation Time, including the contracts and agreements set forth on Schedule 1.1(f), which grants a third party rights or licenses to Corebridge Intellectual Property Rights (i) that is exclusively related to the Corebridge Business or (ii) if related to the Corebridge Business but not exclusively related to the Corebridge Business, that portion of any such contract or agreement that primarily relates to the Corebridge Business;

(d)      any joint venture or partnership contract or agreement that exclusively relates to the Corebridge Business as of the Separation Time;

(e)      any guarantee, indemnity, representation, covenant, warranty or other liability of either Party or any member of its Group in respect of any other Corebridge Contract, any Corebridge Liability or the Corebridge Business;

(f)       any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former Corebridge Group employee, AIG Group employee, consultant of the Corebridge Group or consultant of the AIG Group, in each case entered into prior to the Separation Time (i) that is exclusively related to the Corebridge Business or (ii) if related to the Corebridge Business but not exclusively related to the Corebridge Business, that portion of any such assignment or agreement that primarily relates to the Corebridge Business;

(g)      any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, Corebridge or any member of the Corebridge Group;

(h)      any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements (i) that is exclusively related to the Corebridge Business or (ii) if related to the Corebridge Business but not exclusively related to the Corebridge Business, that portion of such agreements or arrangements that primarily relates to the Corebridge Business;

(i)       any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Corebridge Group;

(j)       any other contract or agreement exclusively related to the Corebridge Business or Corebridge Assets; and

(k)      Corebridge Leases.

“Corebridge Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by AIG that will be members of the Corebridge Group as of immediately prior to the Separation Time.

“Corebridge Financing Arrangements” means the notes and bonds of AIG Life Holdings, Inc. due 2025-2029, the junior subordinated debt of AIG Life Holdings, Inc. due 2030-2046, the Three-year Delayed Draw Term Loan Agreement of Corebridge entered into February 25, 2022 and the Revolving Credit Agreement with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the several L/C Agents party thereto entered into May 12, 2022 and, to the extent of any remaining Liabilities thereunder as of the Separation Time, the Loan Agreement, dated December 5, 2014 among AIG and AIG Life Holdings, Inc. and each other Borrower named on Schedule 1 thereto, the Loan Agreement, dated April 1, 2015 between AIG and AIG Life Holdings, Inc. and the Loan Agreement, dated August 14, 2018 between AIG and AIG Life Limited.

“Corebridge Group” means (a) Corebridge, (b) each Subsidiary of Corebridge immediately after the Separation Time, including the Transferred Entities, and (c) each other Person that is controlled directly or indirectly by Corebridge immediately after the Separation Time.

“Corebridge Information Technology” means (a) all Information Technology owned by either Party or any member of its Group that is exclusively used or exclusively held for use in the Corebridge Business as of immediately prior to the Separation Time, and (b) the Information Technology set forth on Schedule 1.1(g); provided, however, that Corebridge Information Technology shall not include the Information Technology set forth on Schedule 1.1(h) or any Software licensed from a third party.

“Corebridge Intellectual Property Rights” means (a) the Corebridge Registered IP, (b) the Corebridge Marks (to the extent not included in clause (a) above), and (c) all Intellectual Property Rights (other Patents, Trademarks and other Registered IP) of either Party or any of the members of its Group, in each case, that is embodied in the Corebridge Technology or exclusively used or exclusively held for use in the Corebridge Business.

“Corebridge Leases” has the meaning set forth in the definition of Corebridge Real Property.

“Corebridge Liabilities” has the meaning set forth in Section 2.3(a).

“Corebridge Marks” means the names, Trademarks, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) are transferred to Corebridge pursuant to the Intellectual Property Assignment Agreement, (b) are exclusively used or exclusively held for use in the Corebridge Business, or (c) use or contain “Corebridge” (including any stylized versions or design elements thereof) or otherwise identify Corebridge as a whole, either alone or in combination with other words or elements, and all names, Trademarks, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements.

“Corebridge Permits” means all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the Corebridge Business as of immediately prior to the Separation Time.

“Corebridge Product” means products and services supplied, sold, provided or distributed, as the case may be, at any time, by Corebridge or members of its Group under a Corebridge Mark.

“Corebridge Product and Customer Records” means all books and records related to or used by Corebridge as of the Separation Time in connection with the sourcing, marketing, sale, distribution, maintenance and warranty of Corebridge Products, including vendor and supplier information and records, customer lists, sales records, customer registration and account information, actuarial and underwriting information, billing information, marketing materials, customer contracts, terms of use and privacy policies, sales literature catalogs, brochures, sales, warranty and other product information and materials, and Web Site content.

“Corebridge Real Property” means (a) all of the Real Property owned by either Party or member of its Group as of immediately prior to the Separation Time listed or described on Schedule 1.1(i), (b) the Real Property Leases to which either Party or member of its Group is party as of immediately prior to the Separation Time set forth on Schedule 1.1(j) (“Corebridge Leases”) and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property leases described in the foregoing clauses (a) and (b).

“Corebridge Records” has the meaning set forth in Section 2.2(a)(vi).

“Corebridge Registered IP” means all of: (a) the Registered IP set forth on Schedule 1.1(k), (b) the Registered IP owned by either Party or member of its Group that is exclusively used or exclusively held for use in the Corebridge Business and (c) the Registered IP transferred to Corebridge pursuant to the IP Assignment Agreement.

“Corebridge Slate” means the candidates for election as Director proposed or recommended by the Corebridge Board to Corebridge’s stockholders in connection with a meeting of stockholders.

“Corebridge Tangible Personal Property” has the meaning set forth in Section 2.2(a)(xiii).

“Corebridge Technology” means any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is used in or necessary to the operation of the Corebridge Business as of immediately prior to the Separation Time (for example, Software), including Technology set forth on Schedule 1.1(l); provided, that Corebridge Technology shall not include (a) any Information Technology, (b) any Tangible Personal Property, (c) any Corebridge Books and Records, and (d) any Corebridge Product and Customer Records.

“Critical Policy” has the meaning set forth in Section 8.2(a).

“CRO” means the Chief Risk Officer of Corebridge from time to time (or the equivalent successor position), as appointed by the Corebridge Board.

“Debt Exchange Offer” means the registered exchange offer for the senior notes due 2025, 2027, 2029, 2032, 2042 and 2052 pursuant to the registration rights agreement, dated April 5, 2022, by and among Corebridge Financial, Inc. and Citigroup Global Markets Inc, JP Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co, LLC and Morgan Stanley & Co, LLC.

“Delaware Courts” means the U.S. federal and Delaware State courts located in the City of Wilmington in the State of Delaware.

“Delayed AIG Asset” has the meaning set forth in Section 2.5(h).

“Delayed AIG Liability” has the meaning set forth in Section 2.5(h).

“Delayed Corebridge Asset” has the meaning set forth in Section 2.5(c).

“Delayed Corebridge Liability” has the meaning set forth in Section 2.5(c).

“Director” means a member of the Corebridge Board and “Directors” has a correlative meaning.

“Disclosure Controls and Procedures” means controls and other procedures designed to ensure that information required to be disclosed by Corebridge and AIG under Applicable Law is recorded, processed, summarized and reported within applicable time periods, including controls and procedures designed to ensure that such information is accumulated and communicated to Corebridge’s management, including the CEO and CFO, and to AIG, as appropriate to allow timely decisions regarding required disclosure.

“Dispute” has the meaning set forth in Section 10.1(a) hereof.

“Dispute Resolution Process” has the meaning set forth in Section 10.3(a) hereof.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between AIG and Corebridge in connection with the Separation, the IPO, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Equity Awards” means a grant to a Director, employee or financial professional of Corebridge or one of its Subsidiaries of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in Corebridge’s common equity, in each case pursuant to an equity compensation plan approved by the Corebridge Board.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” means the CEO, CFO and all other Persons qualifying as “officers” of Corebridge for purposes of Rule 16a-1(f) under the Exchange Act.

“First Threshold Date” means the date on which AIG ceases to beneficially own at least 25% of the outstanding Common Stock.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, acts of terrorism, cyberattacks, epidemics, pandemics or diseases (including Covid-19) or other health crises or public health events, or any worsening of any of the foregoing, quarantine or government health alert that prohibits or restricts travel or prevents any individual from reporting to a work location, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Fourth Threshold Date” means the date on which AIG ceases to beneficially own at least 5% of the outstanding Common Stock.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization.

“Grantback License Agreement” means the Grantback License Agreement to be entered into by and between AIG and Corebridge in connection with the Separation, the IPO, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Group” means either the AIG Group or the Corebridge Group, as the context requires.

“Independent Director” means a Director who is both (i) a NYSE Independent Director and (ii) “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

“Information Party” has the meaning set forth in Section 6.8(c) hereof.

“Information Technology” means all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, and all associated documentation.

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement to be entered into by and between AIG and Corebridge in connection with the Separation, the IPO, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Insurance Proceeds” means those monies:

(a)       received by an insured from an insurance carrier; or

(b)      paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” means any and all common law and statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”); (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”); (c) rights associated with Internet domain names, uniform resource locators, Internet Protocol addresses, social media accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing, (“Copyrights”); (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Internal Control Over Financial Reporting” means a process designed by, or under the supervision of, the CEO and CFO and effected by the Corebridge Board, Company management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Corebridge, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Corebridge are being made only in accordance with authorizations of management of Corebridge and the Corebridge Board and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Corebridge’s Assets that could have a material effect on its financial statements.

“IPO Registration Statement” means the Registration Statement on Form S-1, as amended, relating to the initial public offering of the Common Stock.

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Applicable Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Majority Holder Date” means the first date on which AIG ceases to beneficially own more than 50% of the outstanding Common Stock.

“Notice of Dispute” has the meaning set forth in Section 10.1(b).

“NYSE Independent Director” means a Director who is “independent” within the meaning of that term used in Rule 303A.02 of the NYSE Manual, taking into account the additional factors specified in Rule 303A.02(a)(ii) for compensation committee members.

“NYSE Manual” means the Listed Company Manual of the New York Stock Exchange, as amended.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Policies” means insurance policies and insurance contracts of any kind, including but not limited to global property and related terrorism, excess and umbrella liability, domestic and foreign commercial general liability, local foreign placements, directors and officers liability, fiduciary liability, cyber liability, professional liability, errors and omissions liability, employment practices liability, domestic and foreign automobile liability, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, special contingency (K&R), bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.

“Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Qualified Compensation Director” means a Director who is a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act.

“Real Property” means land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” means all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Registered IP” means any United States, international or foreign (a) Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet Properties.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and between AIG and Corebridge in connection with the Separation, the IPO, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Regulation S-K” means Regulation S-K, as amended, under the Securities Act.

“Representative” has the meaning set forth in Section 8.3(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Threshold Date” means the date on which AIG ceases to beneficially own at least 20% of the outstanding Common Stock.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of shares of Common Stock in the IPO hereunder.

“Separation” has the meaning set forth in the Recitals.

“Separation Date” has the meaning set forth in Section 2.4.

“Separation Time” means 12:01 a.m. Eastern Time on the Separation Date.

“Shared Contract” has the meaning set forth in Section 2.9(a).

“Sign Off Procedures” means the accounting and financial sign-off procedure for quarterly and full year financial closing communicated to Corebridge from time to time.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” of a Party means any corporation, partnership, joint venture, limited liability company, association or other entity of which such Party has the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. For purposes of this Agreement, (a) the term “Subsidiary” shall not include consolidated investment entities and (b) Corebridge and its Subsidiaries shall not be deemed to be Subsidiaries of AIG.

“Tangible Information” means information that is contained in written, electronic or other tangible forms.

“Tangible Personal Property” means equipment, hardware, furniture, fixtures, motor vehicles and other transportation equipment, and other tangible personal property, it being understood that Tangible Personal Property shall not include (a) any Information Technology and (b) any Technology.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between AIG and Corebridge in connection with the Separation, the IPO, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Technology” means embodiments, regardless of form, of Intellectual Property Rights, including, as the context requires, blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided, that Technology specifically excludes (a) any and all Intellectual Property Rights, (b) Tangible Personal Property, (c) books and records, (d) sales and customer records and (e) customer data.

“Third Threshold Date” means the date on which AIG ceases to beneficially own at least 10% of the outstanding Common Stock.

“Transfer Documents” has the meaning set forth in Section 2.1(b).

“Transferred Entities” means the entities set forth on Schedule 1.1(m).

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between AIG and Corebridge or any members of their respective Groups in connection with the Separation, the IPO or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Underwriters” means the managing underwriters for the IPO.

“Underwriting Agreement” means the underwriting agreement to be entered into among AIG, Corebridge and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Unreleased AIG Liability” has the meaning set forth in Section 2.6(b)(ii).

“Unreleased Corebridge Liability” has the meaning set forth in Section 2.6(a)(ii).

“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by a Party.

Section 1.2       Timing of Provisions. In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.

Article III
THE SEPARATION

Section 2.1         Transfers of Assets and Assumption of Liabilities.

(a)         At or prior to the Separation Time, but in any case prior to the Completion of the IPO, solely with respect to (x) any Corebridge Assets that are not already owned by members of the Corebridge Group or Corebridge Liabilities that are not already liabilities of members of the Corebridge Group and (y) any AIG Assets that are not already owned by members of the AIG Group or AIG Liabilities that are not already liabilities of members of the AIG Group, and excluding Shared Contracts to the extent governed by Section 2.9:

(i)       Transfer and Assignment of Corebridge Assets. AIG shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Corebridge, or the applicable Corebridge Designees, and Corebridge or such Corebridge Designees shall accept from AIG and the applicable members of the AIG Group, all of AIG’s and such AIG Group member’s respective direct or indirect right, title and interest in and to all of the Corebridge Assets (it being understood that if any Corebridge Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Corebridge Asset may be assigned, transferred, conveyed and delivered to Corebridge as a result of the transfer of all of the equity interests in such Transferred Entity from AIG or the applicable members of the AIG Group to Corebridge or the applicable Corebridge Designee);

(ii)       Acceptance and Assumption of Corebridge Liabilities. Corebridge and the applicable Corebridge Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Corebridge Liabilities in accordance with their respective terms (it being understood that if any Corebridge Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Corebridge Liability may be assumed by Corebridge as a result of the transfer of all of the equity interests in such Transferred Entity from AIG or the applicable members of the AIG Group to Corebridge or the applicable Corebridge Designee). Corebridge and such Corebridge Designees shall be responsible for all Corebridge Liabilities, regardless of when or where such Corebridge Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such Corebridge Liabilities are asserted or determined (including any Corebridge Liabilities arising out of claims made by AIG’s or Corebridge’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AIG Group or the Corebridge Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Applicable Law, fraud or misrepresentation by any member of the AIG Group or the Corebridge Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)       Transfer and Assignment of AIG Assets. AIG and Corebridge shall cause Corebridge and the Corebridge Designees to contribute, assign, transfer, convey and deliver to AIG or certain members of the AIG Group designated by AIG, and AIG or such other members of the AIG Group shall accept from Corebridge and the Corebridge Designees, all of Corebridge’s and such Corebridge Designees’ respective direct or indirect right, title and interest in and to all AIG Assets held by Corebridge or a Corebridge Designee; and

(iv)       Acceptance and Assumption of AIG Liabilities. AIG and certain of members of the AIG Group designated by AIG shall accept and assume and agree faithfully to perform, discharge and fulfill all of the AIG Liabilities of Corebridge or any Corebridge Designee and AIG and the applicable members of the AIG Group shall be responsible for all AIG Liabilities in accordance with their respective terms, regardless of when or where such AIG Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Separation Time, where or against whom such AIG Liabilities are asserted or determined (including any such AIG Liabilities arising out of claims made by AIG’s or Corebridge’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AIG Group or the Corebridge Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Applicable Law, fraud or misrepresentation by any member of the AIG Group or the Corebridge Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)         Transfer Documents. In furtherance of any contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence any transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement, the terms of this Agreement shall control.

(c)         Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party hereto (or any member of such Party’s Group) shall be liable for any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d)         Waiver of Bulk-Sale and Bulk-Transfer Laws. Corebridge hereby waives compliance by each and every member of the AIG Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Corebridge Assets to any member of the Corebridge Group. AIG hereby waives compliance by each and every member of the Corebridge Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the AIG Assets to any member of the AIG Group.

(e)          Intellectual Property Rights.

(i)       If and to the extent that, as a matter of Applicable Law in any jurisdiction, AIG or the applicable members of its Group cannot assign, transfer or convey any of AIG’s or such AIG Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the Corebridge Assets, then, to the extent possible, and subject to the terms of the Intellectual Property Assignment Agreement, the AIG Trademark License Agreement and the Grantback License Agreement, AIG shall, and shall cause the applicable members of its Group to, irrevocably grant to Corebridge, or the applicable Corebridge Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii)       If and to the extent that, as a matter of Applicable Law in any jurisdiction, Corebridge or the applicable members of its Group cannot assign, transfer or convey any of Corebridge’s or such Corebridge Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the AIG Assets, then, to the extent possible, and subject to the terms of the Intellectual Property Assignment Agreement, the AIG Trademark License Agreement and the Grantback License Agreement, Corebridge shall, and shall cause the applicable members of its Group to, irrevocably grant to AIG, or its designee, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

Section 2.2           Corebridge Assets; AIG Assets.

(a)          Corebridge Assets. For the purposes of this Agreement, “Corebridge Assets” shall mean, without duplication, those Assets which are used primarily in or are primarily related to the operation or conduct of the Corebridge Business including the following:

(i)       all issued and outstanding Capital Stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of immediately prior to the Separation Time;

(ii)       except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any members of its Group included or reflected as Assets of the Corebridge Group on the Corebridge Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Corebridge Balance Sheet; provided, that the amounts set forth on the Corebridge Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Corebridge Assets pursuant to this clause (ii);

(iii)       except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Assets being included as Assets of Corebridge or members of the Corebridge Group on a pro forma combined balance sheet of the Corebridge Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Corebridge Balance Sheet), it being understood that (A) the Corebridge Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Corebridge Assets pursuant to this clause (iii) and (B) the amounts set forth on the Corebridge Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Corebridge Assets pursuant to this clause (iii);

(iv)       all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Corebridge or any other member of the Corebridge Group;

(v)       all Corebridge Contracts as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(vi)       copies of any and all (x) Corebridge Books and Records and (y) Corebridge Product and Customer Records, in each case, in the possession of either Party as of immediately prior to the Separation Time (collectively, “Corebridge Records”); provided, that AIG shall be permitted to retain copies of, and continue to use, (A) any Corebridge Records that as of the Separation Date are used in or necessary for the operation or conduct of the AIG Business, (B) any Corebridge Records that AIG is required by Applicable Law to retain (and if copies are not provided to Corebridge, then, to the extent permitted by Applicable Law, such copies will be made available to Corebridge upon Corebridge’s reasonable request), (C) one (1) copy of any Corebridge Records to the extent required to demonstrate compliance with Applicable Law or pursuant to internal compliance procedures or related to any AIG Assets or AIG’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such Corebridge Records maintained by AIG in the ordinary course of business (such material in clauses (A) through (D), the “AIG Records”), and such copies of the AIG Records shall be considered AIG Assets;

(vii)       subject to the terms of the Intellectual Property Assignment Agreement, the AIG Trademark License Agreement and the Grantback License Agreement, all Corebridge Intellectual Property Rights as of immediately prior to the Separation Time, including any goodwill appurtenant to any Trademarks included in the Corebridge Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any Corebridge Intellectual Property Rights following the Separation Time;

(viii)     without limiting clause (vii) above, the Corebridge Marks, and all goodwill of the Corebridge Business appurtenant thereto;

(ix)       all Corebridge Technology as of immediately prior to the Separation Time;

(x)        all Corebridge Information Technology as of immediately prior to the Separation Time;

(xi)       all Corebridge Permits as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(xii)      all Corebridge Real Property as of immediately prior to the Separation Time;

(xiii)     all Tangible Personal Property of either Party or any of the members of its Group as of immediately prior to the Separation Time that is primarily used in or held for use in the Corebridge Business as of immediately prior to the Separation Time, including the Tangible Personal Property listed in Schedule 2.2(a)(xiii) (collectively, the “Corebridge Tangible Personal Property”); and

(xiv)     any and all Assets set forth on Schedule 2.2(a)(xiv).

Notwithstanding the foregoing, the Corebridge Assets shall not in any event include any Asset referred to in clauses (i) through (xi) of Section 2.2(b) or any Assets set forth in Schedule 2.2(a)(xv).

(b)       AIG Assets. For the purposes of this Agreement, “AIG Assets” shall mean all Assets of either Party or the members of its Group as of immediately prior to the Separation Time, other than the Corebridge Assets. Notwithstanding anything herein to the contrary, the AIG Assets shall include:

(i)         all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by AIG or any other member of the AIG Group;

(ii)       all contracts and agreements of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the Corebridge Contracts);

(iii)      all AIG Records;

(iv)      subject to the terms of the Intellectual Property Assignment Agreement, the AIG Trademark License Agreement and the Grantback License Agreement, all AIG Intellectual Property Rights and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(v)       all AIG Information Technology;

(vi)      all Permits of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the Corebridge Permits) and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(vii)     all Real Property of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than the Corebridge Real Property);

(viii)    all cash and cash equivalents of either Party or any of the members of its Group as of immediately prior to the Separation Time (other than cash and cash equivalents of Corebridge or any other member of the Corebridge Group as of immediately prior to the Separation Time, except for any cash or cash equivalents withdrawn from Corebridge Accounts in accordance with Section 2.10(d)); and

(ix)       any and all Assets set forth on Schedule 2.2(b)(x).

Section 2.3           Corebridge Liabilities; AIG Liabilities.

(a)         Corebridge Liabilities. For the purposes of this Agreement, “Corebridge Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)        all Liabilities included or reflected as liabilities or obligations of Corebridge or the members of the Corebridge Group on the Corebridge Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Corebridge Balance Sheet; provided, that the amounts set forth on the Corebridge Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Corebridge Liabilities pursuant to this clause (i);

(ii)       all Liabilities as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Corebridge or the members of the Corebridge Group on a pro forma combined balance sheet of the Corebridge Group or any notes or subledgers thereto as of immediately prior to the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Corebridge Balance Sheet), it being understood that (A) the Corebridge Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Corebridge Liabilities pursuant to this clause (ii) and (B) the amounts set forth on the Corebridge Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Corebridge Liabilities pursuant to this clause (ii);

(iii)       any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Corebridge or any other member of the Corebridge Group, and all agreements, obligations and Liabilities of any member of the Corebridge Group under this Agreement or any of the Ancillary Agreements;

(iv)      any and all Liabilities set forth on Schedule 2.3(a)(iv);

(v)       any and all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent that such Liabilities relate to, arise out of or result from (A) the business, operations and activities of the life and retirement business, operations and activities, and primarily related investment management business, operations and activities, conducted at any time prior to the Separation Time by either Party or any member of its Group (including any terminated, divested or discontinued business, operations and activities of such businesses, operations and activities) or (B) any Corebridge Asset;

(vi)      subject to the terms of the Intellectual Property Assignment Agreement, the AIG Trademark License Agreement and the Grantback License Agreement, any and all Liabilities relating to, arising out of or resulting from the Corebridge Contracts, the Corebridge Intellectual Property Rights, the Corebridge Technology, Corebridge Information Technology, the Corebridge Permits, the Corebridge Real Property, the Corebridge Tangible Personal Property, any Corebridge Product or the Corebridge Financing Arrangements, whether occurring or existing prior to, at or after the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), including any and all Liabilities relating to, arising out of or resulting from the sale by any member of the AIG Group prior to the Separation Time of Corebridge Products; and

(vii)     any and all Liabilities arising out of claims made by any third party (including AIG’s or Corebridge’s respective directors, officers, stockholders, employees and agents) against any member of the AIG Group or the Corebridge Group to the extent relating to, arising out of or resulting from (A) the business, operations and activities of the life and retirement business, operations and activities, and primarily related investment management business, operations and activities, conducted at any time prior to the Separation Time by either Party or any member of its Group (including any terminated, divested or discontinued business, operations and activities of such businesses, operations and activities), (B) any Corebridge Asset, or (C) the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) of this Section 2.3(a).

(b)         AIG Liabilities. For the purposes of this Agreement, “AIG Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)         all Liabilities of either Party or the members of its Group as of the Separation Time, in each case that are not Corebridge Liabilities;

(ii)        all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by AIG or any other member of the AIG Group, and all agreements, obligations and Liabilities of any member of the AIG Group under this Agreement or any of the Ancillary Agreements;

(iii)       all Liabilities set forth on Schedule 2.3(b)(iii);

(iv)       all Liabilities arising out of claims made by any third party (including AIG’s or Corebridge’s respective directors, officers, stockholders, employees and agents) against any member of the AIG Group or the Corebridge Group to the extent relating to, arising out of or resulting from the AIG Business or the AIG Assets.

Section 2.4          Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the date of the Completion of the IPO or at such other place or on such other date as AIG and Corebridge may mutually agree upon in writing (the day on which such closing takes place, the “Separation Date”).

Section 2.5          Approvals and Notifications.

(a)         Approvals and Notifications for Corebridge Assets. To the extent that the Separation or any transaction contemplated thereby or the IPO requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between AIG and Corebridge, neither AIG nor Corebridge shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)         Delayed Corebridge Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Corebridge Group of any Corebridge Asset or assumption by the Corebridge Group of any Corebridge Liability in connection with the Separation or the IPO would be a violation of Applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Corebridge Group of such Corebridge Assets or the assumption by the Corebridge Group of such Corebridge Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Corebridge Assets or Corebridge Liabilities shall continue to constitute Corebridge Assets and Corebridge Liabilities for all other purposes of this Agreement.

(c)         Treatment of Delayed Corebridge Assets and Delayed Corebridge Liabilities. If any transfer or assignment of any Corebridge Asset (or a portion thereof) or any assumption of any Corebridge Liability (or a portion thereof), including any Corebridge Asset or Corebridge Liability set forth on Schedule 2.5(c), intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such Corebridge Asset (or a portion thereof), a “Delayed Corebridge Asset” and any such Corebridge Liability (or a portion thereof), a “Delayed Corebridge Liability”), then, insofar as reasonably possible and subject to Applicable Law, the member of the AIG Group retaining such Delayed Corebridge Asset or such Delayed Corebridge Liability, as the case may be, shall thereafter hold such Delayed Corebridge Asset or Delayed Corebridge Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Corebridge Group entitled thereto (at the expense of the member of the Corebridge Group entitled thereto). In addition, the member of the AIG Group retaining such Delayed Corebridge Asset or such Delayed Corebridge Liability shall, insofar as reasonably possible and to the extent permitted by Applicable Law, treat such Delayed Corebridge Asset or Delayed Corebridge Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Corebridge Group to whom such Delayed Corebridge Asset is to be transferred or assigned, or which will assume such Delayed Corebridge Liability, as the case may be, in order to place such member of the Corebridge Group in a substantially similar position as if such Delayed Corebridge Asset or Delayed Corebridge Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Corebridge Asset or Delayed Corebridge Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed Corebridge Asset or Delayed Corebridge Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the Corebridge Group.

(d)         Transfer of Delayed Corebridge Assets and Delayed Corebridge Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Corebridge Asset or the deferral of assumption of any Delayed Corebridge Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Corebridge Asset or the assumption of any Delayed Corebridge Liability have been removed, the transfer or assignment of the applicable Delayed Corebridge Asset or the assumption of the applicable Delayed Corebridge Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)         Costs for Delayed Corebridge Assets and Delayed Corebridge Liabilities; Payment of the Delayed Corebridge Asset Consideration. Except as otherwise agreed in writing between the Parties, any member of the AIG Group retaining a Delayed Corebridge Asset or Delayed Corebridge Liability due to the deferral of the transfer or assignment of such Delayed Corebridge Asset or the deferral of the assumption of such Delayed Corebridge Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Corebridge or the member of the Corebridge Group entitled to the Delayed Corebridge Asset or Delayed Corebridge Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which, together with any Tax expense incurred by the AIG Group as a result of the deferral, shall be promptly reimbursed by Corebridge or the member of the Corebridge Group entitled to such Delayed Corebridge Asset or Delayed Corebridge Liability.

(f)        Approvals and Notifications for AIG Assets. To the extent that the transfer or assignment of any AIG Asset, the assumption of any AIG Liability, the Separation, the IPO or any other transaction contemplated under this Agreement requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between AIG and Corebridge, neither AIG nor Corebridge shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)       Delayed AIG Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the AIG Group of any AIG Asset or assumption by the AIG Group of any AIG Liability in connection with the Separation or the IPO would be a violation of Applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the AIG Group of such AIG Assets or the assumption by the AIG Group of such AIG Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such AIG Assets or AIG Liabilities shall continue to constitute AIG Assets and AIG Liabilities for all other purposes of this Agreement.

(h)       Treatment of Delayed AIG Assets and Delayed AIG Liabilities. If any transfer or assignment of any AIG Asset (or a portion thereof) or any assumption of any AIG Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Time whether as a result of the provisions of Section 2.5(g) or for any other reason (any such AIG Asset (or a portion thereof), a “Delayed AIG Asset” and any such AIG Liability (or a portion thereof), a “Delayed AIG Liability”), then, insofar as reasonably possible and subject to Applicable Law, the member of the Corebridge Group retaining such Delayed AIG Asset or such Delayed AIG Liability, as the case may be, shall thereafter hold such Delayed AIG Asset or Delayed AIG Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the AIG Group entitled thereto (at the expense of the member of the AIG Group entitled thereto). In addition, the member of the Corebridge Group retaining such Delayed AIG Asset or such Delayed AIG Liability shall, insofar as reasonably possible and to the extent permitted by Applicable Law, treat such Delayed AIG Asset or Delayed AIG Liability in the ordinary course of business in accordance with past practice. Such member of the Corebridge Group shall also take such other actions as may be reasonably requested by the member of the AIG Group to which such Delayed AIG Asset is to be transferred or assigned, or which will assume such Delayed AIG Liability, as the case may be, in order to place such member of the AIG Group in a substantially similar position as if such Delayed AIG Asset or Delayed AIG Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed AIG Asset or Delayed AIG Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed AIG Asset or Delayed AIG Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Time to the AIG Group.

(i)           Transfer of Delayed AIG Assets and Delayed AIG Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed AIG Asset or the deferral of assumption of any Delayed AIG Liability pursuant to Section 2.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed AIG Asset or the assumption of any Delayed AIG Liability have been removed, the transfer or assignment of the applicable Delayed AIG Asset or the assumption of the applicable Delayed AIG Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)           Costs for Delayed AIG Assets and Delayed AIG Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Corebridge Group retaining a Delayed AIG Asset or Delayed AIG Liability due to the deferral of the transfer or assignment of such Delayed AIG Asset or the deferral of the assumption of such Delayed AIG Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by AIG or the member of the AIG Group entitled to the Delayed AIG Asset or Delayed AIG Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which, together with any Tax expense incurred by the Corebridge Group as a result of the deferral, shall be promptly reimbursed by AIG or the member of the AIG Group entitled to such Delayed AIG Asset or Delayed AIG Liability.

Section 2.6            Assignment and Novation of Liabilities.

(a)          Assignment and Novation of Corebridge Liabilities.

(i)            Prior to the Separation Time, Corebridge, at the request of AIG, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Corebridge Liabilities and obtain in writing the unconditional release of each member of the AIG Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by Applicable Law and effective as of the Separation Time, so that, in any such case, the members of the Corebridge Group shall be solely responsible for such Corebridge Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither AIG nor Corebridge shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(a)(i) has been effected, the members of the AIG Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Corebridge Liabilities.

(ii)           If Corebridge is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the AIG Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Corebridge Liability”), Corebridge shall, to the extent not prohibited by Applicable Law, and subject to the provisions of Schedule 2.6(a)(ii)(A), (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but in any event within twelve (12) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the AIG Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the AIG Group that constitute Unreleased Corebridge Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the AIG Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Corebridge Liabilities shall otherwise become assignable or able to be novated, AIG shall promptly assign, or cause to be assigned, and Corebridge or the applicable member of the Corebridge Group shall assume, such Unreleased Corebridge Liabilities without exchange of further consideration.

(iii)          If Corebridge is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(a), Corebridge and any relevant member of its Group that has assumed the applicable Unreleased Corebridge Liability shall indemnify, defend and hold harmless AIG against or from such Unreleased Corebridge Liability in accordance with the provisions of Article IX and shall, as agent or subcontractor for AIG, pay, perform and discharge fully all the obligations or other Liabilities of AIG thereunder.

(b)          Assignment and Novation of AIG Liabilities.

(i)            Prior to the Separation Time, AIG, at the request of Corebridge, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all AIG Liabilities and obtain in writing the unconditional release of each member of the Corebridge Group that is a party to any such arrangements, so that, in any such case, the members of the AIG Group shall be solely responsible for such AIG Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither AIG nor Corebridge shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.6(b)(i) has been effected, the members of the Corebridge Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such AIG Liabilities.

(ii)           If AIG is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Corebridge Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased AIG Liability”), AIG shall, to the extent not prohibited by Applicable Law, (A) use its commercially reasonable effort to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but in any event within twelve (12) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Corebridge Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Corebridge Group that constitute Unreleased AIG Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Corebridge Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased AIG Liabilities shall otherwise become assignable or able to be novated, Corebridge shall promptly assign, or cause to be assigned, and AIG or the applicable member of the AIG Group shall assume, such Unreleased AIG Liabilities without exchange of further consideration.

(iii)          If AIG is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(b), AIG and any relevant member of its Group (except for members of the Corebridge Group) that has assumed the applicable Unreleased AIG Liability shall indemnify, defend and hold harmless Corebridge against or from such Unreleased AIG Liability in accordance with the provisions of Article IX and shall, as agent or subcontractor for Corebridge, pay, perform and discharge fully all the obligations or other Liabilities of Corebridge thereunder.

Section 2.7            Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a)          At or prior to the Separation Date or as soon as practicable thereafter, each of AIG and Corebridge shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (A) have any member(s) of the AIG Group removed as guarantor of or obligor for any Corebridge Liability, other than any Corebridge Liability set forth on Schedule 2.7(a), including the removal of any Security Interest on or in any AIG Asset that may serve as collateral or security for any such Corebridge Liability; and (B) have any member(s) of the Corebridge Group removed as guarantor of or obligor for any AIG Liability, including the removal of any Security Interest on or in any Corebridge Asset that may serve as collateral or security for any such AIG Liability.

(b)          To the extent required to obtain a release from a guarantee of:

(i)            any member of the AIG Group, Corebridge shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any AIG Asset that may serve as collateral or security for any such Corebridge Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Corebridge would be reasonably unable to comply or (B) which Corebridge would not reasonably be able to avoid breaching; and

(ii)           any member of the Corebridge Group, AIG shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Corebridge Asset that may serve as collateral or security for any such AIG Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which AIG would be reasonably unable to comply or (ii) which AIG would not reasonably be able to avoid breaching.

(c)          If AIG or Corebridge is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so (including as provided in Schedule 2.7(a)), in each case as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IX and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of AIG and Corebridge, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

Section 2.8            Intercompany Agreements.

(a)          In furtherance of the releases and other provisions of Section 9.1, Corebridge and each member of the Corebridge Group, on the one hand, and AIG and each member of the AIG Group, on the other hand, hereby terminate the agreements set forth on Schedule 2.8(a) (the “Terminated Intercompany Agreements”), effective as of the Separation Time. All other agreements, arrangements, commitments or understandings, whether or not in writing, between or among Corebridge and/or any member of the Corebridge Group, on the one hand, and AIG and/or any member of the AIG Group, on the other hand, shall not be affected by the Separation, except as otherwise provided in or expressly contemplated by this Agreement or any Ancillary Agreement. No Terminated Intercompany Agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          All intercompany accounts receivable and accounts payable between any member of the AIG Group, on the one hand, and any member of the Corebridge Group, on the other hand, in respect of the Terminated Intercompany Agreements outstanding as of the Separation Time shall be repaid or settled immediately prior to or as promptly as practicable after the Separation Time, other than amounts payable by AIG to members of the Corebridge Group pursuant to the AIG Parent Intercompany Funding Arrangement, which shall be repaid within 90 days of the Separation Time.

Section 2.9            Treatment of Shared Contracts.

(a)          Subject to Applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which relates to matters that would be the subject of a Corebridge Asset, but the remainder of which relates to matters that would be the subject of an AIG Asset (any such contract or agreement, including those set forth on Schedule 2.9, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended or otherwise bifurcated or separated and replicated prior to the expiration of the term of the services to which such Shared Contract relates pursuant to the Transition Services Agreement (other than any Shared Contract that the Parties agree after the date hereof should be permitted to expire in accordance with its terms) or, in the event that there are no such services subject to the Transition Services Agreement, prior to the Majority Holder Date (or, if such Shared Contract expressly provides the AIG Group with the right to continue to make available the services thereunder to the Corebridge Group, or the Corebridge Group with the right to continue to make available the services thereunder to the AIG Group, in each case, after the Majority Holder Date, such later date when such right terminates by its terms under such Shared Contract, unless parties to such Shared Contract consent to such services continuing to be made available to the Corebridge Group or the AIG Group, as applicable, thereafter), so that each Party or the member of its Group shall, as of the such time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other commercially reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Corebridge Group or the AIG Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract (or a replacement therefor) that relates to the Corebridge Business or the AIG Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended or otherwise bifurcated or separated and replicated to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b)          Nothing in this Section 2.9 shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

Section 2.10         Bank Accounts; Cash Balances.

(a)          Each Party agrees to take, or cause the members of its Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Corebridge or any other member of the Corebridge Group (collectively, the “Corebridge Accounts”) and all contracts or agreements governing each bank or brokerage account owned by AIG or any other member of the AIG Group (collectively, the “AIG Accounts”) so that each such Corebridge Account and AIG Account, if currently linked (whether by bank fees, earnings credits, automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any AIG Account or Corebridge Account, respectively, is de-Linked from such AIG Account or Corebridge Account, respectively.

(b)          It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the Corebridge Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Corebridge or a member of the Corebridge Group.

(c)          It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the AIG Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by AIG or a member of the AIG Group.

(d)          With respect to any outstanding checks issued or payments initiated by AIG, Corebridge, or any of the members of their respective Groups prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)          As between AIG and Corebridge (and the members of their respective Groups), all payments made and reimbursements received after the Separation Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.11         Ancillary Agreements.

(a)          Effective at or prior to the Separation Time, each of AIG and Corebridge will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

(b)          Notwithstanding anything to the contrary herein, in the event of a conflict between the terms of this Agreement and the terms of the Intellectual Property Assignment Agreement or the Employee Matters Agreement, the terms of the Intellectual Property Assignment Agreement or the Employee Matters Agreement, as applicable, shall control.

Section 2.12         Certain Real Property and Other Matters. The Parties shall take the actions set forth on Schedule 2.12 with respect to the Real Property and other matters set forth therein.

Section 2.13         Disclaimer of Representations and Warranties. EACH OF AIG (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AIG GROUP) AND COREBRIDGE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COREBRIDGE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III
THE IPO

Section 3.1            Sole and Absolute Discretion; Cooperation. Subject to the terms of the Underwriting Agreement, AIG may, in its sole and absolute discretion, determine the terms of the IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, AIG may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO. Corebridge shall cooperate with AIG to accomplish the IPO and shall, at AIG’s direction, promptly take any and all actions necessary or desirable to effect the IPO, including the registration under the Securities Act of shares of Common Stock on an appropriate registration form or forms to be designated by AIG.

Section 3.2            Actions Prior to the IPO.

(a)          Subject to the conditions specified in Section 3.3, AIG and Corebridge shall use their reasonable best efforts to consummate the IPO. Additionally, Corebridge shall, and shall cause each member of the Corebridge Group to, take any actions reasonably requested or required by AIG in connection with the consummation of the IPO.

(b)          IPO Costs. Corebridge shall pay directly or promptly reimburse all costs, fees and expenses incident to Corebridge’s performance of or compliance with this Agreement, including (i) all registration and filing fees, (ii) all fees and expenses associated with filings to be made with any securities exchange or with any other governmental or quasi-governmental authority; (iii) all fees and expenses of compliance with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iv) all printing expenses (including expenses of printing certificates for shares of Common Stock and of printing prospectuses if the printing of prospectuses is requested by AIG or the managing underwriters, if any), (v) all “road show” expenses incurred in respect of the IPO, including all costs of travel, lodging and meals, (vi) all messenger, telephone and delivery expenses, (vii) all fees and disbursements of Corebridge’s outside counsel, (viii) all fees and disbursements of all independent certified public accountants of Corebridge (including expenses of any “cold comfort” letters required in connection with this Agreement) and all other persons, including special experts, retained by Corebridge in connection with the IPO, (ix) all reasonable fees and disbursements of underwriters (other than Selling Expenses) customarily paid by the issuers or sellers of securities and, (x) all other costs, fees and expenses incident to Corebridge’s performance or compliance with this Agreement (all such expenses, “Registration Expenses”). AIG shall be responsible for the fees and expenses of AIG’s outside counsel and Selling Expenses. Corebridge will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review and the expenses of any liability insurance. Corebridge shall have no obligation to pay any Selling Expenses.

Section 3.3            Conditions Precedent to Consummation of the IPO.

(a)          Subject to Section 3.1, as soon as practicable after the date of this Agreement, the Parties hereto shall use their reasonable best efforts to satisfy the conditions to the consummation of the IPO set forth in this Section 3.3. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction, or waiver by AIG in its sole discretion, of the following conditions:

(i)            The IPO Registration Statement shall have been declared effective by the SEC, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the SEC.

(ii)           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO shall be in effect.

(iii)          No event or development shall have occurred or exist or be expected to occur that, in the judgment of the AIG Board, in its sole discretion, makes it inadvisable to effect the Separation or the IPO.

(b)          The foregoing conditions are for the sole benefit of AIG and shall not give rise to or create any duty on the part of AIG or the AIG Board to waive or not waive such conditions. Any determination made by the AIG Board prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

Article IV
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Section 4.1            Corebridge Board.

(a)           As of the Completion of the IPO, the Corebridge Board shall consist of thirteen members, and from the Completion of the IPO until the Majority Holder Date, Corebridge and AIG shall use their best efforts to cause the Corebridge Board to consist of such number of members as is determined by AIG and is not less than eleven, in each case as follows:

(i)            the CEO;

(ii)           AIG Directors representing a majority of all of the directors then serving on the Corebridge Board;

(iii)          the Blackstone Director; and

(iv)          at least four Independent Directors.

(b)          Until the Majority Holder Date, Corebridge shall, and shall use its best efforts to cause the Corebridge Board to, cause the Chairman of the Corebridge Board to be an AIG Director.

(c)          At all times, at least two of the Independent Directors shall also be Qualified Compensation Directors.

(d)          Until the First Threshold Date, Corebridge shall not change the number of Directors on the Corebridge Board without the consent of AIG.

(e)          AIG shall have the right to include on each Corebridge Slate the following number of Directors, which shall each be designated as “AIG Directors”:

(i)            Until the Majority Holder Date, a majority of the Directors on the Corebridge Board (or such lower number as AIG shall determine); and

(ii)           After the Majority Holder Date and until the Fourth Threshold Date: a number of Directors equal to (x) the total number of Directors entitled to serve on the Corebridge Board multiplied by (y) the quotient obtained by dividing the number of shares of Common Stock beneficially owned by AIG by the total number of shares of Common Stock outstanding, rounded up to the nearest whole number; and

(iii)          After the Fourth Threshold Date, none.

(f)           Until the Fourth Threshold Date, Corebridge shall, and shall use its best efforts to cause the Corebridge Board to, do each of the following:

(i)            cause there to be on the Corebridge Board at all times that number of AIG Directors for which AIG maintains designation rights pursuant to Section 4.1(e);

(ii)           fill any vacancy on the Corebridge Board created by the resignation, removal or incapacity of any AIG Director with another AIG Director candidate identified by AIG, to the extent AIG would at such time have designation rights for such AIG Director candidate pursuant to Section 4.1(e); and

(iii)          not permit the removal of any AIG Director without AIG’s consent, to the extent AIG would at such time have designation rights for such AIG Director pursuant to Section 4.1(e).

Section 4.2            Audit Committee of the Corebridge Board.

(a)          As of the Completion of the IPO, the Corebridge Board shall have established an audit committee that shall consist of at least one Independent Director and, unless the Blackstone Director waives his or her right to be a member of the committee under the Blackstone Agreement, the Blackstone Director. On the date immediately preceding the date that is 90 days from the date of the IPO (the “Change Date”), the audit committee shall consist of at least two Independent Directors. At the option of AIG, the Corebridge Board shall appoint an AIG Director (so long as such Director shall also meet the standard for audit committee membership as set forth in the NYSE Manual) to the audit committee, who, until the date immediately preceding the first anniversary of the date upon which the IPO Registration Statement becomes effective, need not be an Independent Director; provided that, at all times from and after the Change Date, the majority of the audit committee members shall be Independent Directors.

(b)          Without limiting AIG’s rights under Section 4.2(a), at any time during which the Corebridge Board includes an AIG Director who is also an Independent Director, at least one member of the Audit Committee shall be an AIG Director, so long as such AIG Director shall also meet the standards for audit committee membership as set forth in the NYSE Manual.

(c)          The audit committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Rule 303A.07 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Corebridge Board from time to time.

(d)          The audit committee shall have at all times at least one member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Section 4.3            Compensation Committee of the Corebridge Board.

(a)          If at any time following the IPO and until the First Threshold Date, the Corebridge Board shall have a compensation committee, AIG shall have the right to designate a number of AIG Directors who shall be appointed by the Corebridge Board to the compensation committee equal to (x) the total number of Directors entitled to serve on the compensation committee multiplied by (y) the quotient obtained by dividing the number of shares of Common Stock beneficially owned by AIG by the total number of shares of Common Stock outstanding, rounded up to the nearest whole number; provided that at any time following the Majority Holder Date, such AIG Directors must be Independent Directors. Within 60 days of a decrease in the number of AIG Directors to which AIG is entitled to cause the Corebridge Board to appoint to the compensation committee pursuant to the immediately preceding sentence, AIG will cause a sufficient number of AIG directors to resign from the compensation committee.

(b)          From the formation of a compensation committee of the Corebridge Board until the Majority Holder Date, if the Corebridge Board shall have a compensation committee, the following provisions will apply:

(i)            the compensation committee of the Corebridge Board shall be responsible for:

(A)          reviewing and approving the compensation of each of the CEO, CFO and all other individuals qualifying as “executive officers” of Corebridge for purposes of Rule 3b-7 under the Exchange Act;

(B)           reviewing the equity compensation plans and other compensation plans of Corebridge, and making recommendations to the Corebridge Board as to any changes to such plans;

(C)          making recommendations to the Corebridge Board as to performance-based awards and target levels under performance-based compensation arrangements;

(D)          preparing, or supervising the preparation of, the report required by Item 407(e)(5) of Regulation S-K for inclusion in Corebridge’s proxy statement; and

(E)           such other responsibilities, not inconsistent with this Agreement, as shall be delegated to it by the Corebridge Board from time to time; and

(ii)           the Corebridge Board shall be responsible for:

(A)          approving and adopting the equity compensation plans and other compensation plans of Corebridge; and

(B)           approving performance-based awards and target levels under performance-based compensation arrangements.

(c)          On the Majority Holder Date (or on such earlier date as AIG shall determine), to the extent not already so delegated, the Corebridge Board shall delegate to the compensation committee the responsibilities and authority set forth in Section 303A.05 of the NYSE Manual.

(d)          From the formation of any compensation committee until the Majority Holder Date (if the Corebridge Board shall have a compensation committee), and during any other time that the compensation committee includes members who are not Qualified Compensation Directors, the compensation committee shall maintain a subcommittee consisting solely of two or more Qualified Compensation Directors who shall be responsible for:

(i)            approving any grants of equity or equity-based compensation awards to an Executive Officer or Director of Corebridge; and

(ii)           such other matters as shall be delegated to the subcommittee by the compensation committee or as shall be required by Applicable Law to be approved or determined by Qualified Compensation Directors.

(e)          From the formation of any compensation committee until the Majority Holder Date (if the Corebridge Board shall have a compensation committee), and except for those matters specifically reserved in Section 4.3(d) for approval by a subcommittee of Qualified Compensation Directors, the compensation committee shall only act with the consent of a majority of the members of the compensation committee, which majority must include an AIG Director, unless such action is required by Applicable Law to be approved solely by Independent Directors.

(f)           Following the Majority Holder Date, the compensation committee shall have responsibilities and authority consistent with Rule 303A.05 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Corebridge Board from time to time.

Section 4.4            Nominating and Governance Committee of the Corebridge Board.

(a)          If at any time following the IPO and until the First Threshold Date, the Corebridge Board shall have a nominating and governance committee, AIG shall have the right to designate a number of Directors who shall be appointed by the Corebridge Board to the nominating and governance committee equal to (x) the total number of Directors entitled to serve on the nominating and governance committee multiplied by (y) the quotient obtained by dividing the number of shares of Common Stock beneficially owned by AIG by the total number of shares of Common Stock outstanding, rounded up to the nearest whole number; provided that at any time following the Majority Holder Date, such AIG Directors must be Independent Directors. Within 60 days of a decrease in the number of AIG Directors to which AIG is entitled to cause the Corebridge Board to appoint to the nominating and governance committee pursuant to the immediately preceding sentence, AIG will cause a sufficient number of AIG directors to resign from the nominating and governance committee.

(b)          Until the Majority Holder Date, any such nominating and governance committee shall only act with the consent of a majority of the members of the committee, which majority must include an AIG Director, unless such action is required by Applicable Law to be approved solely by Independent Directors.

(c)          Following the Majority Holder Date, the nominating and governance committee shall exercise the responsibilities and authority set forth under Rule 303A.04 of the NYSE Manual. At all times, the nominating and governance committee shall exercise the responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Corebridge Board from time to time.

Section 4.5            Implementation.

(a)          Corebridge shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such exemptions from NYSE rules and other Applicable Law so as to permit the full implementation of this Article IV.

(b)          Any determination by or consent of AIG pursuant to this Article IV shall be evidenced in writing signed by an AIG Executive Officer. The signature of an AIG Executive Officer who is also an AIG Director on a unanimous written consent by the Corebridge Board shall not constitute consent or approval under this Section 4.5(b).

(c)          Except as expressly stated above, AIG Directors (i) shall not be required to be Independent Directors or meet any standard of independence from Corebridge and (ii) may be officers or employees of AIG, but not of Corebridge.

Article V
AIG APPROVAL AND CONSENT RIGHTS

Section 5.1            AIG Approval and Consent Rights.

(a)          Until the First Threshold Date, Corebridge shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the prior written consent of AIG.

(i)            Any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving Corebridge or any Subsidiary of Corebridge, on the one hand, and any other Person, on the other hand, other than (A) an acquisition of 100% of the Capital Stock of such other Person or (B) disposition of 100% of the Capital Stock of a Subsidiary of Corebridge, in each case involving consideration not exceeding $100 million;

(ii)           Any acquisition or disposition of securities, Assets or liabilities (including through reinsurance on a proportional or non-proportional basis whether involving full or partial risk transfer or for other purposes of surplus or capital relief) involving consideration or book value greater than $100 million, other than transactions involving Assets invested in Corebridge’s consolidated general account and approved in accordance with Corebridge’s established policies and procedures to monitor invested Assets;

(iii)          Any increase or decrease in the authorized Capital Stock of Corebridge, or the creation of any new class or series of Capital Stock of Corebridge;

(iv)          Any issuance, redemption, repurchase or other acquisition (including stock buy-back programs and other reductions of capital) of Capital Stock, or securities convertible into or exchangeable or exercisable for Capital Stock or equity-linked securities, of Corebridge or any of its Subsidiaries, except:

(A)          issuances of Equity Awards pursuant to any Equity Award plan in effect as of the closing of the IPO or previously approved by AIG hereunder;

(B)           issuances of Capital Stock of a Subsidiary to a Wholly Owned Subsidiary, or acquisitions of Capital Stock of a Subsidiary by a Wholly Owned Subsidiary; and

(C)           acquisitions of Capital Stock in connection with the funding of Equity Awards or to prevent shareholder dilution from the issuance of Equity Awards.

(v)          Any issuance or acquisition (including redemptions, prepayments, open-market or negotiated repurchases or other transactions reducing the outstanding debt of Corebridge or any Subsidiary) of any debt security of Corebridge or any Subsidiary to or from a third party, in each case involving an aggregate principal amount exceeding $100 million, excluding any issuance or acquisition pursuant to the Debt Exchange Offer;

(vi)         Any other incurrence or guarantee of a debt obligation of Corebridge or any Subsidiary to or of a third party having a principal amount greater than $100 million, except (A) pursuant to the Debt Exchange Offer and (B) the items set forth on Schedule 5.1(a)(vi);

(vii)        Entry into or termination of any joint venture, cooperation or similar arrangements involving Assets having a book value exceeding $100 million;

(viii)       The listing or delisting of securities of Corebridge or any of its Subsidiaries on a securities exchange, other than the listing or delisting of debt securities on the NYSE or any other securities exchange located solely in the United States;

(ix)          (A) The formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Corebridge Board, (B) the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Corebridge Board prior to the Completion of the IPO or (C) any non-de minimis amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease size of any committee (whether by amendment or otherwise), except in each case as required by Applicable Law;

(x)           The amendment (or approval or recommendation of the amendment) of Corebridge’s certificate of incorporation or by-laws;

(xi)          With respect to Corebridge or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject Corebridge or any Subsidiary to a proceeding under Bankruptcy Laws;

(xii)         Any commencement or settlement of material litigation or any regulatory proceedings if such litigation or regulatory proceeding could be material to AIG or could have an adverse effect on AIG’s reputation or relationship with any Governmental Authority;

(xiii)        Entry into any material written agreement or settlement with, or any material written commitment to, a regulatory agency or other Governmental Authority, or any settlement of a material enforcement action if such agreement, settlement or commitment could be material to AIG or could have an adverse effect on AIG’s reputation or relationship with any Governmental Authority;

(xiv)        Any dissolution or winding-up of Corebridge;

(xv)         The election, appointment, hiring, dismissal or removal (other than for Cause) of Corebridge’s CEO or CFO;

(xvi)        The election, appointment, designation or removal (other than for Cause) of the Chairperson of the Corebridge Board;

(xvii)       The entry into, termination of or material amendment of any material contract with a third party, excluding, in each case, (A) any employment agreement, (B) any contract involving (1) aggregate annual payments of $25 million or less and (2) aggregate cumulative payments of $100 million or less, or (C) any contract where entry into, termination of or material amendment of such contract is expressly permitted by this Agreement or by any of the Ancillary Agreements;

(xviii)      Any action that could result in AIG being required to make regulatory filings with a Governmental Authority, or seek an approval or consent from any Governmental Authority, in each case, other than any such filing with the SEC contemplated by the Registration Rights Agreement;

(xix)         Any material change to the nature or scope of Corebridge’s business immediately prior to the Completion of the IPO; or

(xx)         Any material change in any hedging strategy.

(b)          To the extent that AIG is a party to any contract that provides that certain actions or inactions of Affiliates of AIG (which, for purposes of such contract, includes any member of the Corebridge Group) may result in AIG being in breach of or in default under such contract and AIG has advised Corebridge of the existence, and has furnished Corebridge with copies, of such contracts (or the relevant portions thereof), Corebridge will not take or fail to take, as applicable, and Corebridge will cause the other members of the Corebridge Group not to take or fail to take, as applicable, any actions that reasonably could result in AIG being in breach of or in default under any such contract. The parties acknowledge and agree that from time to time AIG may in good faith (and not solely with the intention of imposing restrictions on Corebridge pursuant to this covenant) enter into additional contracts or amendments to existing contracts that provide that certain actions or inactions of members of the AIG Group (including, for purposes of this Section 5.1(b), members of the Corebridge Group) may result in AIG being in breach of or in default under such contracts. In such event, provided AIG has notified Corebridge of such additional contracts or amendments to existing contracts, Corebridge will not thereafter take or fail to take, as applicable, and Corebridge will cause the other members of the Corebridge Group not to take or fail to take, as applicable, any actions that reasonably could result in AIG being in breach of or in default under any such additional contracts or amendments to existing contracts. AIG acknowledges and agrees that Corebridge will not be deemed in breach of this Section 5.1(b) to the extent that, prior to being notified by AIG of an additional contract or an amendment to an existing contract pursuant to this Section 5.1(b), a member of the Corebridge Group already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 5.1(b) had such action(s) or inaction(s) occurred after such notification, provided, that Corebridge does not, after notification by AIG, take any further action or fail to take any action that contributes further to such breach or default. Corebridge agrees that any information provided to it pursuant to this Section 5.1(b) will constitute information that is subject to Corebridge’s obligations under Section 11.6.

(c)          Until the later of (i) the date when AIG ceases to be required under GAAP to consolidate the financial statements of Corebridge with its financial statements and (ii) the Majority Holder Date, AIG shall have the right to approve Corebridge’s business plan and annual budget.

Section 5.2            Implementation. The consent or approval of AIG for any action for which AIG has consent or approval rights under this Article V shall be evidenced in writing signed by an AIG Executive Officer. The signature of an AIG Executive Officer who is also an AIG Director on a unanimous written consent by the Corebridge Board shall not constitute consent or approval under this Section 5.2.

Article VI
INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

Section 6.1            Information Rights During Full Consolidation Periods.

(a)           Corebridge agrees that, so long as AIG is required under GAAP to consolidate the financial statements of Corebridge with its financial statements, and in any case for all financial periods commencing prior to the Majority Holder Date:

(i)            General Principles. Corebridge shall continue to provide AIG with (A) information and data relating to the business and financial results of Corebridge and its Subsidiaries and (B) access to Corebridge’s personnel, data and systems, in each case in the same manner as it does immediately prior to the Completion of the IPO and on or prior to any reasonable deadline set by AIG for receipt of such information, data or access;

(ii)           Accounting Systems and Principles. Corebridge shall maintain accounting principles, systems and reporting formats that are consistent with AIG’s financial accounting practices in effect as of the Completion of the IPO, and shall thereafter in good faith consider any changes to such principles, systems or reporting formats requested by AIG;

(iii)          Controls and Procedures. Corebridge shall, and shall cause each of its Subsidiaries, to:

(A)          maintain Disclosure Controls and Procedures;

(B)           maintain Internal Control Over Financial Reporting;

(C)           provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting, in accordance with AIG’s internal standards; and

(D)           maintain Sign Off Procedures; and

(iv)         Advance Notice. Corebridge shall inform AIG promptly of any events or developments that might reasonably be expected to materially affect Corebridge’s financial results.

(b)          In connection with its provision of information to AIG pursuant to Section 6.1(a) hereof, Corebridge may implement reasonable procedures to restrict access to such information to only those Persons who AIG reasonably determines have a need to access such information. For the avoidance of doubt, the provisions of Section 11.6 hereof shall apply to all information provided to AIG pursuant to Section 6.1(a) hereof.

Section 6.2            Information Rights During Equity Accounting Periods.

(a)          Corebridge agrees that, during the period beginning when Section 6.1 hereof ceases to apply and ending on the later of (A) AIG being no longer required under GAAP (x) to account in its financial statements for its holdings in Corebridge under an equity method or (y) to consolidate the financial statements of Corebridge with its financial statements and (B) the Second Threshold Date, unless AIG shall earlier provide written notice to Corebridge that it is opting-out of this Section 6.2(a), Corebridge shall provide AIG with (i) information and data relating to the business and financial results of Corebridge and its Subsidiaries and (ii) access, during usual business hours, to Corebridge’s personnel, data and systems, in each case to the extent that such information, data or access is required for AIG to meet its legal, financial or regulatory obligations or requirements (as determined by AIG in its reasonable judgment) and on or prior to any reasonable deadline set by AIG for receipt of such information, data or access.

(b)          Corebridge agrees that, during the period beginning when Section 6.1 hereof ceases to apply and ending on the later of (A) AIG being no longer required under GAAP (x) to account in its financial statements for its holdings in Corebridge under an equity method or (y) to consolidate the financial statements of Corebridge with its financial statements and (B) the Second Threshold Date, Corebridge shall, and shall cause each of its Subsidiaries, to:

(i)            maintain Disclosure Controls and Procedures;

(ii)           maintain Internal Control Over Financial Reporting;

(iii)          provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting; and

(iv)          maintain Sign Off Procedures.

Section 6.3            General Information Requirements.

(a)          All information provided by Corebridge or any of its Subsidiaries to AIG pursuant to Section 6.1 and Section 6.2 shall be in the format and detail as reasonably requested by AIG. All financial statements and information provided by Corebridge or any of its Subsidiaries to AIG pursuant to Section 6.1 and Section 6.2 shall be provided under GAAP. Corebridge shall maintain Internal Control Over Financial Reporting in connection with the preparation of financial statements under GAAP.

(b)          AIG shall provide Corebridge with all software and other applications necessary for Corebridge to prepare and submit to AIG the required financial information including software and other applications to reconcile the income, equity and any required balance sheet accounts from Corebridge’s financial statements to the required AIG accounting. AIG shall provide Corebridge with at least 30 days’ notice of any change in its administrative practices and policies as they relate to the obligations of Corebridge pursuant to Section 6.3(a), including any change in such policies relating to reporting times and delivery methods.

(c)          With respect to any information provided by Corebridge or any of its Subsidiaries to AIG that is contained in, or used in the preparation of, any public disclosure of AIG, Corebridge shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

Section 6.4            Reporting Coordination Committee.

(a)          To facilitate the coordination of financial reporting, Corebridge and AIG shall establish a Reporting Coordination Committee, which shall have a membership that includes (i) the Chief Accounting Officer of Corebridge or his or her designee, (ii) a senior member of the AIG accounting group and (iii) such other members as shall be mutually agreed between Corebridge and AIG.

(b)          The Reporting Coordination Committee shall meet at least quarterly to (i) monitor the financial reporting protocols between Corebridge and AIG and make recommendations as to any appropriate changes; (ii) determine appropriate reporting deadlines consistent with the public reporting obligations of Corebridge and AIG; and (iii) make such other determinations regarding reporting procedures, technologies and personnel as shall be necessary or advisable to facilitate accurate and efficient financial reporting between Corebridge and AIG.

Section 6.5            Matters Concerning Auditors.

(a)          Until the date on which AIG is no longer required under GAAP to consolidate Corebridge’s financial statements with its financial statements, AIG shall have full access, during usual business hours, to the Corebridge Auditor and to Corebridge’s internal audit function (through Corebridge’s head of internal audit), including access to work papers and the personnel responsible for conducting Corebridge’s quarterly reviews and annual audit, and shall be provided with copies of all material correspondence between Corebridge and the Corebridge Auditor.

(b)          Until the Second Threshold Date, or if later, the date on which AIG is no longer required under GAAP to account in its financial statements for its holdings in Corebridge under an equity method:

(i)            Corebridge shall, and shall cause each member of the Corebridge Group to, provide AIG with reasonable access to the Corebridge Auditor and to Corebridge’s internal audit function (through Corebridge’s head of internal audit) and shall extend all reasonably requested cooperation with the AIG Auditor in connection with AIG’s internal and external audit function as necessary for AIG to fulfill its financial reporting obligations;

(ii)           Corebridge shall instruct the Corebridge Auditor to perform the work requested by the AIG Auditor pursuant to this Agreement and Corebridge shall, and shall cause each member of the Corebridge Group to, use its reasonable best efforts to enable the Corebridge Auditor to comply with the instruction received;

(iii)          upon reasonable notice, Corebridge shall authorize the Corebridge Auditor to make available to the AIG Auditor both the personnel responsible for conducting Corebridge’s quarterly reviews and annual audit and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the quarterly review or annual audit of Corebridge, in all cases within a reasonable time after the Corebridge Auditor’s opinion date, so that the AIG Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Corebridge Auditor as it relates to the AIG Auditor’s report on AIG’s financial statements, all within sufficient time to enable AIG to meet its timetable for the printing, filing and public dissemination of its financial statements; and

(iv)          subject to Applicable Law (including Rule 10A-3 under the Exchange Act), Corebridge shall not change the Corebridge Auditor without the approval of AIG.

(c)          Neither AIG nor any member of the Corebridge Group shall take any action that would cause either the Corebridge Auditor or the AIG Auditor, respectively, not to be independent with respect to Corebridge or AIG.

Section 6.6            Release of Information and Public Filings.

(a)          Until the Second Threshold Date:

(i)            Corebridge shall, and shall cause each member of the Corebridge Group to, coordinate with AIG with respect to the public release of any material information relating to Corebridge or any other member of the Corebridge Group, as applicable. Corebridge shall, and shall cause each member of the Corebridge Group to, to the extent practicable, provide AIG with a copy of any such proposed public release no later than two Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by AIG prior to such publication;

(ii)           Corebridge and AIG shall consult on the timing of their annual and quarterly earnings releases and, to the extent practicable, each Party shall give the other Party an opportunity to review the information therein relating to the Corebridge Group and to comment thereon. In the event that Corebridge or any member of the Corebridge Group is required by Applicable Law to publicly release information concerning Corebridge’s or such member of the Corebridge Group’s financial information for a period for which AIG has yet to publicly release financial information, Corebridge shall, or cause such member of the Corebridge Group to, provide AIG notice of such release of such information as soon as practicable prior to such release of such information; and

(iii)          each of AIG and Corebridge shall (and Corebridge shall cause each member of the Corebridge Group to) take reasonable steps to cooperate with each other in connection with the preparation, printing, filing, and public dissemination of their respective annual and quarterly statutory statements, their respective audited annual financial statements, their respective annual reports to stockholders, their respective annual, quarterly and current reports under the Securities Act and the Exchange Act, any prospectuses and other filings made with the SEC, AMF or ACPR, federal or state insurance requirements or any other required regulatory filings.

(b)          Until the Majority Holder Date:

(i)            AIG shall have the rights with respect to all public communications and filings by Corebridge set forth in Schedule 6.6(b) hereto; provided, however, that such rights shall not apply to the extent that they would prevent Corebridge from complying with its disclosure or other obligations under Applicable Law.

Section 6.7            Information in Connection with Regulatory or Supervisory Requirements.

(a)           During any period in which AIG is or may be deemed to control Corebridge for federal, state or foreign regulatory purposes, and in any case at all times prior to the Third Threshold Date:

(i)            Corebridge shall:

(A)          provide, as promptly as reasonably possible but in any case within three business days of any request from AIG (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (x) requested or demanded by any Governmental Authority having or purporting to have jurisdiction or oversight authority over AIG or any of its Subsidiaries or (y) deemed necessary or advisable by AIG in connection with any filing, report, response or communication made by AIG or its Subsidiaries with or to a Governmental Authority having or purporting to have jurisdiction or oversight authority over AIG or any of its Subsidiaries (whether made pursuant to specific request from such authority or in the ordinary course); and

(B)           upon reasonable notice, promptly provide access to AIG or any Governmental Authority to its offices, employees and management in a reasonable manner when (x) requested or demanded by any Governmental Authority having or purporting to have jurisdiction or oversight authority over AIG or any of its Subsidiaries or (y) deemed necessary or advisable by AIG in connection with any filing, report, response or communication made by AIG or its Subsidiaries with or to a Governmental Authority having or purporting to have jurisdiction or oversight authority over AIG or any of its Subsidiaries (whether made pursuant to specific request from such authority or in the ordinary course); and

(ii)           AIG shall provide, as promptly as reasonably possible but in any case within three business days of any request from Corebridge (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (A) requested or demanded by any Governmental Authority having or purporting to have jurisdiction or oversight authority over Corebridge or any of its Subsidiaries or (B) deemed necessary or advisable by Corebridge in connection with any filing, report, response or communication by Corebridge or its Subsidiaries with or to a Governmental Authority having or purporting to have jurisdiction or oversight authority over Corebridge or any of its Subsidiaries (whether made pursuant to specific request from such authority or in the ordinary course).

(b)          Each of AIG and Corebridge shall use reasonable efforts to keep the other Party informed of the type of information it expects to require on a regular basis in order to meet its reporting or filing obligations with the authorities referred to in Section 6.7(a) above, and the timing of such requirements therefor provided, however, that no failure to abide by this Section 6.7(b) shall affect the validity of any demand made pursuant to Section 6.7(a).

Section 6.8            Implementation with Respect to Legal Disclosures.

(a)          All requests for information or documents relating to legal or regulatory matters under Sections, 6.1, 6.2, 6.7(a)(i), 8.3 or 8.4 shall be made solely to the office of the General Counsel of Corebridge, and all responses thereunder shall be made solely to the office of the General Counsel of AIG. For the avoidance of doubt, such information or documents contained in databases, reports or systems of Corebridge to which AIG has unrestricted access prior to the date hereof may be redacted by Corebridge or its representatives, or access to the relevant databases, reports or systems may be restricted or denied to AIG or its representatives, to the extent necessary so that such information and documents are handled in accordance with this Section 6.8, including Section 6.8(c).

(b)          All requests for information or documents under Section 6.7(a)(ii), Section 8.3 or Section 8.4 shall be made solely to the office of the General Counsel of AIG, and all responses thereunder shall be made solely to the office of the General Counsel of Corebridge. For the avoidance of doubt, such information or documents contained in databases, reports or systems of AIG to which Corebridge has unrestricted access prior to the date of this Agreement may be redacted by AIG or its representatives, or access to the relevant databases, reports or systems may be restricted or denied to Corebridge or its representatives, to the extent necessary so that such information and documents are handled in accordance with this Section 6.8, including Section 6.8(c).

(c)          Both Parties agree that compliance with Sections 6.26.1, 6.2, 6.7, 8.3, 8.4 and Article 9 will not prejudice any privilege or protection from disclosure that either Party may have, including the attorney-client privilege and work product protection, which are expressly reserved. If the Party required to deliver the information or documents pursuant to this Section 6.8 (the “Information Party”) believes in good faith, based upon legal advice (from internal or external counsel), that the delivery of any information or documents pursuant to this Agreement would cause the loss of any applicable privilege or protection from disclosure (or create a risk of such loss), then both parties will work in good faith to determine an alternate means of delivering the requested information or documents, or the substance thereof, that does not result in the loss of such privilege or protection from disclosure. If needed to preserve a privilege or protection from disclosure, Corebridge and AIG agree to enter into a common interest agreement, in substantially the form attached hereto as Annex A, (a “Common Interest Agreement”) in advance of, and as a condition to, such delivery. Notwithstanding the foregoing, if no alternate means can be agreed by the parties and external counsel to the Information Party informs the other Party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the privilege or protection from disclosure with respect to the information or documents in question, even if a Common Interest Agreement were to be entered into, or that for any other reason the information or documents cannot be delivered without loss of the privilege or protection from disclosure (such counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the other Party can review the legal analysis with its own counsel), then the Information Party is excused from providing such information or documents but only to the extent and for the time necessary to preserve the privilege or protection being asserted.

Section 6.9            Expenses. Corebridge shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article VI, except (i) out-of-pocket expenses incurred with respect to specific requests by AIG for information, documents or access, in excess of amounts historically incurred by Corebridge for the provisions of similar information, documents and access; (ii) to the extent expressly agreed between AIG and Corebridge prior to the incurrence of any specific expenses; and (iii) any incremental out-of-pocket expense incurred in connection with the acquisition of the software and applications referred to in Section 6.3(b) hereof (in excess of expenses that would otherwise be incurred by Corebridge in the absence of such section). AIG shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article VI, except (i) out-of-pocket expenses incurred with respect to specific requests by Corebridge for information, documents or access, in each case in excess of amounts historically incurred by AIG for the provisions of similar information, documents and access, and (ii) as expressly agreed between Corebridge and AIG prior to the incurrence of any specific expenses.

Article VII
SUBSEQUENT SALES OF COMMON STOCK

Section 7.1            Registration Rights. The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement.

Section 7.2            Equity Purchase Rights.

(a)          As soon as practicable after determining to issue any shares of Common Stock or securities convertible or exchangeable for Common Stock (“Purchase Right Shares”), but in any event no fewer than ten Business Days prior to entering into a binding agreement to issue Purchase Right Shares to any person other than AIG or its Subsidiaries (a “Purchase Right Transaction”), Corebridge shall, in writing, offer, subject to consummation of the Purchase Right Transaction, to sell to AIG (which offer may be assigned by AIG to a Subsidiary of AIG) the Purchase Right Share Amount at the Purchase Right Share Price. Corebridge shall describe the proposed Purchase Right Transaction in reasonable detail in such written offer, including the range of prices (which may be expressed in terms of discount and / or premium to the trading price of Common Stock at the time Corebridge enters into a binding agreement to issue Purchase Right shares or consummates the Purchase Right Transaction) within which Corebridge reasonably expects to sell Purchase Right Shares in the Purchase Right Transaction.

(b)          For purposes of this Section 7.2, the “Purchase Right Share Price” shall be the lowest purchase price (which need not be determined until the time at which Corebridge enters into definitive documentation with respect to the Purchase Right Transaction), if any, to be paid by the transferee(s) of Purchase Right Shares; and the “Purchase Right Share Amount” shall be that number of the Purchase Right Shares as is equal to the amount obtained by multiplying the total number of Purchase Right Shares by a fraction (the “AIG Share Fraction”), the numerator of which is the number of shares of Common Stock beneficially owned by AIG, and the denominator of which is the total number of shares of Common Stock outstanding, in each case as of the time that Corebridge makes the offer to AIG pursuant to Section 7.2(a).

(c)          If the offer referred to in Section 7.2(a) is irrevocably accepted (subject only to required regulatory approvals, if any) in writing within five Business Days after such offer is delivered to AIG, then, only in the event that the Purchase Right Transaction is consummated and the price per Purchase Right Share falls within the price range set forth in the written offer delivered to AIG in accordance with Section 7.2(a), Corebridge shall sell to AIG (or its Subsidiary, as the case may be), and AIG (or its Subsidiary, as the case may be) shall purchase from Corebridge, that number of Purchase Right Shares as is equal to the Purchase Right Share Amount, at the Purchase Right Share Price. If Corebridge determines in good faith that it must consummate the Purchase Right Transaction prior to any regulatory approvals necessary for the sale of Purchase Right Shares to AIG (or its Subsidiary, as applicable) having been obtained, Corebridge shall notify AIG in writing of such determination and shall then be free to consummate the Purchase Right Transaction prior to consummating the sale of Purchase Right Shares to AIG (or its Subsidiary, as applicable); provided, however, that in such event Corebridge and AIG (or its Subsidiary, as applicable) shall consummate the sale of Purchase Right Shares as promptly as practicable after all required regulatory approvals have been obtained; and provided, further, that the Purchase Right Share Amount shall be increased, as necessary, so that the AIG Share Fraction, if it were to be calculated immediately following such consummation, would be equal to the AIG Share Fraction as calculated at the time of the offer made pursuant to Section 7.2(a). The obligation of Corebridge to sell, and AIG (or its Subsidiary, as applicable) to purchase such Purchase Right Shares shall terminate if all such required regulatory approvals shall not have been obtained by the 120th day following the closing of the Purchase Right Transaction.

(d)          If the offer referred to in Section 7.2(a) is not irrevocably accepted (subject only to required regulatory approvals, if any) in writing within five Business Days after such offer is delivered to AIG, Corebridge will be free to consummate the Purchase Right Transaction described in the written offer delivered to AIG in accordance with Section 7.2(a), within the price range described in such written offer, without selling any Purchase Right Shares to AIG or its Subsidiaries. Corebridge shall not consummate any Purchase Right Transaction other than (i) a Purchase Right Transaction described in the previous sentence or (ii) a Purchase Right Transaction described in Section 7.2(c) that is consummated within the price range described in a written offer to AIG in accordance with Section 7.2(a). In addition, without limiting the foregoing, in the event that Corebridge does not enter into a binding agreement to issue Purchase Right Shares on or prior to the ninetieth (90th) day following the delivery of the offer referred to in Section 7.2(a), Corebridge shall be required to again comply with the provisions of this Section 7.2 prior to entering into any Purchase Right Transaction. For the avoidance of doubt, nothing in this Section 7.2 shall affect the approval rights of AIG contained in Section 5.1.

(e)          The purchase and sale of any Purchase Right Shares pursuant to this Section 7.2 shall take place concurrently with the closing of the Purchase Right Transaction, or, if a concurrent closing is not practicable, as promptly as practicable thereafter. At the time of purchase, Corebridge shall deliver to AIG (or its Subsidiary, as the case may be) certificates or other evidence of ownership registered in the name of AIG (or its Subsidiary, as the case may be) representing the Purchase Right Shares purchased, and AIG (or its Subsidiary, as the case may be) shall transfer to Corebridge the purchase price therefor in United States dollars by bank check or wire transfer of immediately available funds, as specified by Corebridge, to an account designated by Corebridge not less than five Business Days prior to the date of purchase.

(f)           Corebridge and AIG each agree to use all commercially reasonable efforts to obtain any regulatory, stock exchange, or other approval required for any purchase of Purchase Right Shares by AIG (or its designated Subsidiary) pursuant to this Section 7.2.

(g)          Notwithstanding the foregoing, the provisions of paragraphs (a) to (f) of this Section 7.2 shall not apply to Purchase Right Shares issued:

(i)           as consideration for mergers, acqusitions and exchange offers;

(ii)          as Equity Awards; or

(iii)         at any time after the Second Threshold Date.

Section 7.3            Lock-Up Provisions.

(a)          In connection with any underwritten offering of Common Stock (whether or not pursuant to the Registration Rights Agreement), Corebridge shall, and shall cause the Executive Officers and Directors to, and, prior to the Third Threshold Date, AIG shall, agree with the underwriters in any such offering to a lock-up period of up to 90 days (or such shorter period as may be agreed to by the managing underwriter(s)), subject to customary carve-outs.

(b)          Notwithstanding Section 7.2(a) hereof, AIG shall not be obligated to agree to any lock-up period during which it would be prevented from selling all or any portion of its Common Stock in privately negotiated transactions that are not executed through the facilities of a securities exchange.

Article VIII
OTHER PROVISIONS

Section 8.1            Related Party Transaction Policy.

(a)          Subject to the terms of the Corebridge Financial, Inc. Related Party Transaction Policy as approved by the Corebridge Board prior to the date of this Agreement, the review and approval of the audit committee of the Corebridge Board shall be required prior to Corebridge entering into:

(i)            any transaction that would be reportable by Corebridge pursuant to Item 404(a) of Regulation S-K in Corebridge’s subsequent Annual Report on Form 10-K; and

(ii)           any material amendment to this Agreement or the Ancillary Agreements.

(b)          No Director on the audit committee of the Corebridge Board who has a material interest in a transaction referred to in Section 8.1(a) shall be eligible to consider such transaction.

Section 8.2            Certain Policies and Procedures.

(a)          Until the Majority Holder Date, the Corebridge Board shall, when determining to implement, amend or rescind any policy of Corebridge or any of its Subsidiaries relating to risk, capital, investment, environmental and social responsibility or regulatory compliance (each, a “Critical Policy”), take into account Corebridge’s status as a consolidated Subsidiary of AIG, and take into account the interests of AIG therein;

(b)          Until the Majority Holder Date, the Corebridge Board shall cause Corebridge to comply with the policies of AIG that apply to Corebridge in its capacity as a Subsidiary of AIG and that are or have been provided to Corebridge by AIG;

(c)          During any period in which AIG is deemed to control Corebridge for federal, state or foreign regulatory purposes, and in any case at all times prior to the Third Threshold Date, Corebridge:

(i)            shall not adopt or implement any policies or procedures, and at AIG’s reasonable request, shall refrain from taking any actions, that would cause AIG to violate any Applicable Law to which AIG is subject;

(ii)           shall, prior to implementing, amending or rescinding any Critical Policy, consult with AIG (through one or more AIG Directors, if any shall be in office at such time, or else through the General Counsel of AIG); and, to the extent consistent with its fiduciary duties, the Corebridge Board shall take into account the reasonable interests of AIG with respect thereto; and

(iii)          shall maintain and observe the policies of AIG to the extent necessary for AIG to comply with its legal and regulatory obligations;

provided that this Section 8.2(c) shall not require Corebridge to take any action (including adopting or implementing any policy) or refrain from taking any action where such action or inaction would cause Corebridge to violate Applicable Law.

Section 8.3            Access to Personnel and Data.

(a)          In addition to the specific rights of AIG set forth elsewhere in this Agreement, until the Majority Holder Date and subject to Section 6.8 hereof:

(i)            Corebridge shall continue to provide representatives of AIG with reasonable access to Corebridge’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of Corebridge as a consolidated Subsidiary of AIG; provided that AIG shall comply with Corebridge’s reasonable data privacy and data security policies and procedures with respect to any personally identifiable information received; and

(ii)           AIG shall continue to provide representatives of Corebridge with reasonable access to AIG’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of AIG as the corporate parent of Corebridge; provided that Corebridge shall comply with the AIG’s reasonable data privacy and data security policies and procedures with respect to any personally identifiable information received.

(b)          Until the Majority Holder Date, the provisions of Annex B-1 (Data Protection Addendum 1) shall apply, and the Parties shall comply with the terms and conditions set forth therein. From and after the Majority Holder Date, the provisions of Annex B-2 (Data Protection Addendum 2) shall apply, and the Parties shall comply with the terms and conditions set forth therein.

(c)          In the event that, after the Separation Time, a Party reasonably requires the participation of directors, officers or employees (the “Representatives”) of, or information from, the other Party to aid in the defense or prosecution of any Action or internal investigation (and, for clarity, excluding any such Action involving claims asserted by a Party against the other Party or any members of its Group or in which the Parties or members of their respective Groups otherwise would reasonably be expected to be adverse to one another or have a conflict of interest), so long as there exists no unwaived conflict of interest between the Parties, each of the Parties shall reasonably promptly make such Representatives and information reasonably available to participate in such defense or prosecution, including (i) to assist in the development of factual or legal positions or (ii) to serve as a deposition and/or trial witness in such Action.  The Party requiring the participation of such Representatives shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation (but shall not be responsible to reimburse the other Party for the time spent by its Representatives in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the Party providing such cooperation to its Representatives while assisting in the defense or prosecution of any such Action or internal investigation).  Notwithstanding the foregoing, the obligations of the Parties set forth in this Section 8.3(c) are subject to Section 6.8(c), which shall apply to this (c), mutatis mutandis.

Section 8.4            Access to Historical Records.

(a)          For a period of two years following the Second Threshold Date, subject to an extension of up to ten years upon the demonstration of a legal (including litigation with third parties (and, for clarity, excluding any Action involving claims asserted by a Party against the other Party or any members of its Group or in which the Parties or members of their respective Groups otherwise would reasonably be expected to be adverse to one another or have a conflict of interest)), tax, regulatory, human resources, internal audit or other reasonable requirement for such extension by the requesting Party, AIG and Corebridge shall retain the right to access such records of the other which exist resulting from AIG’s control or ownership of all or a portion of Corebridge (in the case of Corebridge’s right to such access, to the extent relating to the Corebridge Business, required by law or regulation or otherwise for a bona fide and reasonable business purpose (including litigation with third parties (and, for clarity, excluding any Action involving claims asserted by a Party against the other Party or any members of its Group or in which the Parties or members of their respective Groups otherwise would reasonably be expected to be adverse to one another or have a conflict of interest))).

(b)          Upon reasonable notice and at each Party’s own expense, AIG (and its authorized representatives) and Corebridge (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided that access to such records may be denied if (i) AIG or Corebridge, as the case may be, cannot demonstrate a legitimate business need for such access to the records; (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (iii) a bona fide competitive reason exists to deny such access; (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; or (v) such access would unreasonably disrupt the normal operations of AIG or Corebridge, as the case may be. In addition, the obligations of the Parties set forth in this Section 8.4 are subject to Section 6.8(c) which shall apply to this Section 8.4, mutatis mutandis.

Section 8.5            Indemnification. Until at least the day after the last date on which an AIG Individual or the Blackstone Director is a Director, officer or employee of Corebridge, Corebridge shall grant indemnification (including advancement of expenses) to each such Director, officer and employee of Corebridge to the greatest extent permitted under Section 145 of the General Corporation Law of the State of Delaware and other Applicable Law, as may be amended from time to time. Such indemnification and advancement shall continue as to any Blackstone Director and AIG Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by applicable law) in Corebridge’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such Blackstone Director or AIG Individual’s ceasing to be a Director, officer or employee of Corebridge.

Section 8.6            Insurance Matters.

(a)          AIG and Corebridge agree to use commercially reasonable efforts and cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Majority Holder Date as set forth on Schedule 8.6. In no event shall AIG, any other member of the AIG Group or any AIG Indemnitee have Liability or obligation whatsoever to any member of the Corebridge Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Corebridge Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)          With respect to each AIG Policy in place as of the date of this Agreement, until the earliest of (x) the date Corebridge has obtained in effect such insurance policies as meet the specifications set forth in Section 8.6(d), (y) the Majority Holder Date or (z) other than with respect to insurance policies providing coverage for director and officer liability (for which this clause (z) shall not apply), April 30, 2023 (or such other date as may be agreed by the Parties after the date hereof) (the “Insurance Termination Time”), AIG shall (i) cause the members of the Corebridge Group and their respective employees, officers and directors to continue to be covered as insured parties under such Policy, in each case to the extent such Person is covered as an insured party thereunder as of the date hereof, and (ii) permit the members of the Corebridge Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Insurance Termination Time, to the extent permitted by such Policy; provided, that Corebridge is in compliance with its obligations set forth in Section 8.6(a). Without limiting any of the rights or obligations of the parties pursuant to this Section 8.6, AIG and Corebridge acknowledge that, as of immediately prior to the Insurance Termination Time, AIG intends to take such action as it may deem necessary or desirable to remove the members of the Corebridge Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any AIG Policy.

(c)          From and after the Separation Time, with respect to any losses, damages and Liability incurred by any member of the Corebridge Group in respect of facts, circumstances, events or matters that occurred prior to the Insurance Termination Time, AIG will provide Corebridge with access to, and Corebridge may make claims under, each AIG Policy in place prior to the Insurance Termination Time (and any applicable extended reporting period if such Policy is a claims made policy), but solely to the extent that such Policy provided coverage for members of the Corebridge Group or the Corebridge Business prior to the applicable Insurance Termination Time; provided, that such access to, and the right to make claims under, such Policy shall be subject to the terms, conditions and exclusions of such Policy, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions, collateral and other fees and expenses, and shall be subject to the following additional conditions:

(i)            Corebridge shall notify AIG, as promptly as practicable, of any claim made by Corebridge pursuant to this Section 8.6(c) by contacting AIG’s Director of Corporate Insurance in writing in the manner set forth on Schedule 8.6(c)(i), with details as to the nature, facts and circumstances of such claim. Corebridge shall designate a Corebridge employee as the contact for each such claim who will help ensure that Corebridge satisfies it obligations set forth in this Section 8.6;

(ii)           Corebridge and the members of the Corebridge Group shall indemnify, hold harmless and reimburse AIG and the members of the AIG Group for any deductibles, self-insured retention, collateral, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by AIG or any members of the AIG Group to the extent resulting from any access to, or any claims made by Corebridge or any other members of the Corebridge Group under, any insurance provided pursuant to this Section 8.6(c), whether such claims are made by Corebridge, its employees or third Persons; and

(iii)          Corebridge shall exclusively bear (and neither AIG nor any members of the AIG Group shall have any obligation to repay or reimburse Corebridge or any member of the Corebridge Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Corebridge or any member of the Corebridge Group under the Policies as provided for in this Section 8.6(c). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Corebridge Group, on the one hand, the AIG Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to the applicable insurance carrier(s) (including any submissions prior to the applicable Insurance Termination Time). To the extent that the AIG Group or the Corebridge Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to AIG’s insurance carrier(s), the other Party shall promptly pay the first Party an amount such that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the AIG Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Separation Time for which such member of the AIG Group is entitled to coverage under Corebridge’s third-party Policies, the same process pursuant to this Section 8.6(c) shall apply, substituting “AIG” for “Corebridge” and “Corebridge” for “AIG,” including for purposes of the first sentence of Section 8.6(f).

(d)          Except as provided in Section 8.6(c), from and after the applicable Insurance Termination Time, neither Corebridge nor any member of the Corebridge Group shall have any rights to or under any Policy of AIG or any other member of the AIG Group. At the applicable Insurance Termination Time, Corebridge shall have in effect all insurance programs required to comply with Corebridge’s contractual obligations and such other Policies required by Applicable Law or as reasonably necessary or appropriate for companies operating a business similar to Corebridge’s business.

(e)          Neither Corebridge nor any member of the Corebridge Group, in connection with making a claim under any insurance policy of AIG or any member of the AIG Group pursuant to this Section 8.6, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between AIG or any member of the AIG Group, on the one hand, and the applicable insurance company, broker or third-party claims administrator, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by AIG or any member of the AIG Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of AIG or any member of the AIG Group under the applicable insurance policy, it being understood that the good faith submission of a claim under an insurance policy in accordance with the insurance policy’s terms and conditions will not be deemed to be a breach of this Section 8.6(e).

(f)           All payments and reimbursements by Corebridge pursuant to this Section 8.6 will be made within forty-five (45) days after Corebridge’s receipt of an invoice therefor from AIG, unless otherwise agreed in writing by the Parties. If AIG incurs costs to enforce Corebridge’s obligations herein, Corebridge agrees to indemnify and hold harmless AIG for such enforcement costs, including reasonable attorneys’ fees, pursuant to Section 9.6(b). AIG shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any Corebridge Liabilities and/or claims Corebridge has made or could make in the future, and no member of the Corebridge Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with AIG’s insurers with respect to any of AIG’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Corebridge shall cooperate with AIG and share such information as is reasonably necessary in order to permit AIG to manage and conduct its insurance matters as AIG deems appropriate. Neither AIG nor any member of the AIG Group shall have any obligation any member of the Corebridge Group to secure extended reporting for any claims under any Policies of AIG or any member of the AIG Group. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(g)          This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the AIG Group in respect of any insurance policy or any other contract or policy of insurance

(h)          Corebridge does hereby, for itself and each other member of the Corebridge Group, agree that no member of the AIG Group shall have any Liability whatsoever as a result of the Policies and practices of AIG and the members of the AIG Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 8.7            Non-Solicitation. Until the earlier of (i) one year after the date of this Agreement and (ii) the Second Threshold Date, except as otherwise agreed by the Parties, neither Party nor any of its respective Affiliates shall solicit for employment any then-current employee at Grade Level 26 (or any equivalent successor level) or above of the other Party or any of such other Party’s Affiliates, or hire any such employee; provided that this Section 8.7 will not prohibit either Party or its respective Affiliates from (a) making general solicitations for employment not specifically directed at employees of the other Party or the other Party’s Affiliates and hiring any person who responds solely as a result of such general solicitations, (b) soliciting for employment or hiring any person referred to such Party or such Affiliate by a recruiter or search firm who has not been engaged for the purpose of specifically recruiting, or given instructions to specifically recruit, such person or employees of the other Party or its Affiliates, or (c) soliciting or employing any such person who has ceased to be employed by the other Party or any of its Affiliates for a period of at least six months.

Article IX
MUTUAL RELEASES; INDEMNIFICATION

Section 9.1            Mutual Releases.

(a)          Corebridge Release of AIG. Except as provided in Section 9.1(d) and Section 9.1(e), effective as of the Separation Time, Corebridge does hereby, for itself and each other member of the Corebridge Group, and their respective successors and assigns, and, to the extent permitted by Applicable Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Corebridge Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) AIG and the members of the AIG Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the AIG Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Separation Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Separation Time, directors, officers or employees of Corebridge or a member of the Corebridge Group, in each case from: (A) all Corebridge Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the IPO (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Corebridge Business, the Corebridge Assets or the Corebridge Liabilities.

(b)          AIG Release of Corebridge. Except as provided in Section 9.1(d) and Section 9.1(e), effective as of the Separation Time, AIG does hereby, for itself and each other member of the AIG Group and their respective successors and assigns, and, to the extent permitted by Applicable Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the AIG Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Corebridge and the members of the Corebridge Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Corebridge Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all AIG Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the IPO (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the AIG Business, the AIG Assets or the AIG Liabilities.

(c)          Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

(d)          Obligations Not Affected. Nothing contained in Section 9.1(a) and 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings between Corebridge and each member of the Corebridge Group, on the one hand, and AIG and each member of the AIG Group, on the other hand (other than the Terminated Intercompany Agreements) or the applicable Schedules thereto as not to terminate as of the Separation Time, in each case in accordance with its terms. Nothing contained in Section 9.1(a) and 9.1(b) shall release any Person from:

(i)            any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(ii)          any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iii)         any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv)         any Liability provided in or resulting from any contract or understanding that is entered into after the Separation Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(v)          any Liability provided in or resulting from any agreement between any Person who after the Separation Time is an employee of the Corebridge Group, on the one hand, and any member of the AIG Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(vi)         any Liability provided in or resulting from any agreement between any Person who after the Separation Time is an employee of the AIG Group, on the one hand, and any member of the Corebridge Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(vii)        any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IX, and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(viii)       any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 9.1.

In addition, nothing contained in Section 9.1 shall release any member of the AIG Group from honoring its existing obligations to indemnify any director, officer or employee of Corebridge who was a director, officer or employee of any member of the AIG Group at or prior to the Separation Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Corebridge Liability, Corebridge shall indemnify AIG for such Liability (including AIG’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IX.

(e)          No Claims. Corebridge shall not make, and shall not permit any other member of the Corebridge Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against AIG or any other member of the AIG Group, or any other Person released pursuant to Section 9.1(a), with respect to any Liabilities released pursuant to Section 9.1(a). AIG shall not make, and shall not permit any other member of the AIG Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Corebridge or any other member of the Corebridge Group, or any other Person released pursuant to Section 9.1(b), with respect to any Liabilities released pursuant to Section 9.1(b).

(f)           Execution of Further Releases. At any time at or after the Separation Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 9.1.

Section 9.2            Indemnification by Corebridge. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Applicable Law, Corebridge shall, and shall cause the other members of the Corebridge Group to, indemnify, defend and hold harmless AIG, each member of the AIG Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AIG Indemnitees”), from and against any and all Liabilities of the AIG Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any Corebridge Liability;

(b)          any failure of Corebridge, any other member of the Corebridge Group or any other Person to pay, perform or otherwise promptly discharge any Corebridge Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c)          any breach by Corebridge or any other member of the Corebridge Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to an AIG Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Corebridge Group by any member of the AIG Group that survives following the Separation; and

(e)           any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) (other than information provided by AIG to Corebridge in writing specifically for inclusion in the IPO Registration Statement or any Prospectus and that relates to the AIG Business), (ii) contained in any public filings made by Corebridge with the SEC following the date of the IPO, or (iii) provided by Corebridge to AIG in writing specifically for inclusion in AIG’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Corebridge Group or (y) the Corebridge Business or (B) AIG has provided prior written notice to Corebridge that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the AIG Group, including as a result of any misstatement or omission of any information by any member of the AIG Group to Corebridge.

Section 9.3            Indemnification by AIG. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Applicable Law, AIG shall, and shall cause the other members of the AIG Group to, indemnify, defend and hold harmless Corebridge, each member of the Corebridge Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Corebridge Indemnitees”), from and against any and all Liabilities of the Corebridge Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any AIG Liability;

(b)          any failure of AIG, any other member of the AIG Group or any other Person to pay, perform or otherwise promptly discharge any AIG Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c)          any breach by AIG or any other member of the AIG Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a Corebridge Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the AIG Group by any member of the Corebridge Group that survives following the Separation; and

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) provided by AIG in writing specifically for inclusion therein to the extent such information pertains to (x) any member of the AIG Group or (y) the AIG Business or (ii) provided by AIG to Corebridge in writing specifically for inclusion in Corebridge’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the AIG Group or (y) the AIG Business or (B) Corebridge has provided written notice to AIG that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Corebridge Group, including as a result of any misstatement or omission of any information by any member of the Corebridge Group to AIG.

Section 9.4            Indemnification Obligation Procedure Net of Insurance Proceeds and Other Amounts.

(a)          The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IX will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)          The Parties agree that it is their intent that any third party insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no third party insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions in this Agreement. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IX. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 9.5            Procedures for Indemnification of Third-Party Claims.

(a)          Notice of Claims. If, at or following the Separation Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the AIG Group or the Corebridge Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 9.2 or Section 9.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 9.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 9.5(a).

(b)          Control of Defense. Subject to any third party insurer’s rights pursuant to any insurance policies of either Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within fourteen (14) days after the receipt of a notice from an Indemnitee in accordance with Section 9.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 9.5(b) or fails to notify an Indemnitee of its election within fourteen (14) days after receipt of the notice from an Indemnitee as provided in Section 9.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, to the extent a Third-Party Claim involves or would reasonably be expected to involve (I) both a Corebridge Liability and an AIG Liability (collectively, a “Shared Third-Party Claim”), AIG shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to an AIG Liability, and Corebridge shall have the sole right to defend and control such portion of any Action relating to such Third-Party Claim to the extent it relates to a Corebridge Liability, or (II) an Action by or against a Governmental Authority, the Indemnifying Party shall not have the right to elect to defend (and seek to settle or compromise) such Third-Party Claim pursuant to this Section 9.5(b).

(c)          Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within fourteen (14) days after receipt of a notice from an Indemnitee as provided in Section 9.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for its portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third-Party Claim, except as otherwise agreed between the Parties.

(d)          Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, and either Party in the case of a Shared Third-Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 9.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of one counsel (plus one local counsel for each applicable jurisdiction) for all Indemnitees.

(e)          No Settlement. Neither Party may settle or compromise any Third-Party Claim for which an Indemnitee is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise: (i) is solely for monetary damages that are fully payable by the settling or compromising Party, (ii) does not involve any admission, finding or determination of wrongdoing or violation of Applicable Law by the other Party or another member of its Group or any Indemnitee, (iii) does not encumber any of the Assets of the other Party or another member of its Group or any Indemnitee or impose a condition that would adversely affect the other Party or another member of its Group or any Indemnitee or the conduct of their respective businesses and (iv) and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group and all Indemnitees from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by Applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

Section 9.6            Additional Matters.

(a)          Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IX shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IX) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IX shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)          Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 9.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article X, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)          Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party and (iii) a legal or equitable remedy may be available to the other Party against a third party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the third party.

(d)          Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.7            Right of Contribution.

(a)          Contribution. If any right of indemnification contained in Section 9.2 or Section 9.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)          Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 9.7: (i) any fault associated with the business conducted with the Delayed Corebridge Assets or Delayed Corebridge Liabilities (except for the gross negligence or intentional misconduct of a member of the AIG Group) or with the ownership, operation or activities of the Corebridge Business prior to the Separation Time shall be deemed to be the fault of Corebridge and the other members of the Corebridge Group, and no such fault shall be deemed to be the fault of AIG or any other member of the AIG Group and (ii) any fault associated with the business conducted with Delayed AIG Assets or Delayed AIG Liabilities (except for the gross negligence or intentional misconduct of a member of the Corebridge Group) or with the ownership, operation or activities of the AIG Business prior to the Separation Time shall be deemed to be the fault of AIG and the other members of the AIG Group, and no such fault shall be deemed to be the fault of Corebridge or any other member of the Corebridge Group.

Section 9.8            Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Corebridge Liabilities by Corebridge or a member of the Corebridge Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, (b) the retention of any AIG Liabilities by AIG or a member of the AIG Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IX are void or unenforceable for any reason.

Section 9.9            Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.10         Survival of Indemnitees. The rights and obligations of each of AIG and Corebridge and their respective Indemnitees under this Article IX shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Section 9.11          Tax Matters Agreement Coordination. The above provisions of Section 9.1 through Section 9.10 shall not apply to Taxes and Tax matters. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

Article X
DISPUTE RESOLUTION

Section 10.1          Negotiation and Mediation.

(a)          In the event of any dispute or claim arising out of, relating to, or in connection with this Agreement (“Dispute”), the Parties agree to work together in good faith to resolve the Dispute between them.

(b)          If any Party considers that a Dispute has arisen, it shall serve a notice of the Dispute (“Notice of Dispute”) on the other Party and demand that senior officers of each Party meet to resolve the Dispute.

(c)          If the Dispute is not resolved within 30 days of such Notice of Dispute, then any Party shall have the right to demand that mediation commence. Any such mediation shall be conducted in accordance with the American Arbitration Association (“AAA”) Commercial Mediation Procedures except as they may be modified herein. The Parties shall share the costs of the mediator and the process of mediation (provided that each Party shall be responsible for its own costs of preparing for and appearing before the mediator). The decision of the mediator shall not be binding on the Parties, but the Parties agree that each shall act in good faith while the process of mediation is proceeding.

(d)          Notwithstanding anything else contained herein, any Party shall have the right to commence arbitration at any time after the expiration of 30 days after service of the Notice of Dispute under Section 10.1(b). Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

Section 10.2          Arbitration. Any Dispute referred to arbitration shall be finally resolved according to the following rules of arbitration:

(a)          The arbitration shall be administered by the AAA under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The seat of the arbitration shall be New York, New York and it shall be conducted in the English language.

(b)          There shall be three arbitrators of whom each Party shall select one within 15 days of respondent’s receipt of claimant’s request for arbitration. The two Party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within 15 days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules upon the written request of either Party within 15 days of such request. The hearing shall be held no later than 120 days following the appointment of the third arbitrator.

(c)          The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the dispute and material to the outcome of the case, taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within 60 days of the appointment of the third arbitrator.

(d)          By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any ruling by the arbitral tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of any proceeding relating to or in aid of an arbitration under this Agreement. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the Delaware Courts for this purpose, including objections by reason of lack of personal jurisdiction, improper venue or inconvenient forum. Nothing in this paragraph limits the scope of the Parties’ agreement to arbitrate or the power of the arbitral tribunal to determine the scope of its own jurisdiction.

(e)          The arbitral award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction of the award or having jurisdiction over the relevant Party or its Assets. The Parties hereby irrevocably waive any defense on the basis of forum non conveniens in any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to this Agreement. The Parties undertake to carry out any award without delay.

(f)           The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(g)          The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of either Party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Party’s actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.

(h)          All notices by one Party to the other in connection with the arbitration shall be in accordance with the provisions of Section 11.2 hereof, except that all notices for a request for arbitration made pursuant to this Article X must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitral proceeding hereunder.

Section 10.3          Confidentiality.

(a)          The Parties agree that any negotiation, mediation or arbitration (the “Dispute Resolution Process”) pursuant to this Article X shall be kept confidential. The existence of the Dispute Resolution Process, any non-public information provided in the Dispute Resolution Process, and any submissions, orders or awards made in the Dispute Resolution Process, shall not be disclosed to any non-Party except the mediator, tribunal, the AAA, the Parties’ counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other Person necessary to the conduct of the Dispute Resolution Process.

(b)          Notwithstanding the foregoing, a Party may disclose information referred to in Section 10.3(a) to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision shall survive the termination of this Agreement and of any Dispute Resolution Process brought pursuant to this Agreement.

Article XI
GENERAL PROVISIONS

Section 11.1          Obligations Subject to Applicable Law. The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law; provided, however, that Corebridge shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.

Section 11.2          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email if sent during normal business hours of the recipient, provided that the sender does not receive a notice of failure to send, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Corebridge, to:

Corebridge Financial, Inc.
21650 Oxnard Street, 10th Floor
Woodland Hills, California 91367
Attention: Chris Nixon, General Counsel
Telephone: 818-324-0387
Email: chris.nixon@aig.com

If to AIG, to:

American International Group, Inc.
1271 Avenue of the Americas, 41st Floor
New York, New York 10020
Attention: Lucy Fato, General Counsel
Telephone: 212-770-6205
Email: lucy.fato@aig.com

Section 11.3         Specific Performance; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives any defense or counterclaim, that there is an adequate remedy at law. The parties further agree that nothing contained in this Section 11.3 shall require a Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.3 before exercising any other right under this Agreement.

Section 11.4          Applicable Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

Section 11.5          Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.6          Confidential Information. All information provided by either Party shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates such disclosure or is for disclosure in public documents of Corebridge or any of its Subsidiaries or AIG or any of its Subsidiaries and, except for disclosure to other Subsidiaries of AIG or Corebridge, as the case may be, be kept strictly confidential and, unless otherwise required by Applicable Law or as agreed by the Parties, neither Party shall disclose, and each shall take all necessary steps to ensure that none of their respective directors, officers, employers, agents and representatives disclose, or make use of, except in accordance with Applicable Law, such information in any manner whatsoever until such information otherwise becomes generally available to the public; provided, however, this Section 11.6 shall not apply to information relating to or disclosed in the IPO Registration Statement or in connection with any registration statement filed in accordance with the terms of the Registration Rights Agreement. In no event shall either Party or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives use material non-public information of the other to acquire or dispose of securities of the other or transact in any way in such securities. Each Party shall be liable for any breach of this Section 11.6 by it or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives.

Section 11.7          Amendment, Modification and Waiver.

(a)           This Agreement may be amended, restated, supplemented, modified or terminated, in each case, only by a written instrument signed by each of Corebridge and AIG.

(b)           A provision of this Agreement may only be waived by a written instrument signed by the Party waiving a right hereunder. No delay on the part of a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 11.8         Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Any purported assignment in violation of this Section 11.8 shall be null and void ab initio.

Section 11.9         Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.

Section 11.10       Third Party Beneficiaries. Other than as set forth in Article IX with respect to any AIG Indemnitee or Corebridge Indemnitee, in each case, in its capacity as such, and as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their respective permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.

Section 11.11       Discretion of Parties. Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.

Section 11.12       Entire Agreement. This Agreement and the Ancillary Agreements, including any schedules or exhibits hereto or thereto, constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of hereof and thereof.

Section 11.13        Term. Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the date that is one year following the Fourth Threshold Date. Notwithstanding the foregoing sentence, the provisions of Article I, Article II, Article IX, Section 8.4, Section 8.5, and Article X shall survive termination of this Agreement.

Section 11.14       Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 11.15       Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Corebridge or any member of the Corebridge Group, on the one hand, nor AIG or any member of the AIG Group, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 11.16        Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 11.17        Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 11.18        No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 11.19        Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred at or prior to the Separation Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation, the IPO and any Ancillary Agreement and the IPO Registration Statement and the consummation of the transactions contemplated hereby and thereby, will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

Section 11.20        Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the word “or” is used in this Agreement, it shall not be exclusive. Whenever the word “extent” in the phrase “to the extent” is used in this Agreement, it shall be deemed to mean the degree to which a subject or other thing extends and shall not mean simply “if.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by both parties and shall not be construed by any Governmental Authority against either Party by virtue of the fact that such Party was the drafting Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed and delivered as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name: Title:

COREBRIDGE FINANCIAL, INC.

By:
Name: Title:

[Signature page to Separation Agreement]